EXHIBIT 10.35

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is made as of the 21st day of October, 2004, by and among the Menominee Indian Tribe of Wisconsin (the “ Tribe ”), the Menominee Kenosha Gaming Authority (the “Authority”) and the Mohegan Tribal Gaming Authority, (“Manager”), an instrumentality of The Mohegan Tribe of Indians of Connecticut. All capitalized terms not defined elsewhere are defined in Section 2.

1. Recitals.

1.1 The Tribe is a federally recognized Indian tribe and intends to acquire certain property known as the Dairyland Greyhound Park, located in Kenosha, Wisconsin, which is more particularly described in Exhibit A attached hereto (the “Property”). The Authority is a tribally chartered business of the Tribe, established to conduct a Gaming enterprise at the Property. On or about July 6, 2004, the Tribe filed an application with the United States Department of the Interior to accept the Property into trust for the Tribe for Gaming purposes pursuant to 25 C.F.R. Part 151 and 25 U.S.C. § 2719.

1.2 With the assistance of Manager, the Authority currently intends to operate a temporary and permanent Gaming facility. Both the Authority and the Manager intend that the Authority, as owner, will control the policy and operating decisions regarding the Enterprise to be developed on the Property. Both the Authority and the Manager intend that the Manager shall make day-to-day operational and management decisions as set forth in Section 4 of this Agreement, and shall be compensated for this service as provided in this Agreement. This Agreement sets forth the manner in which the Enterprise will be managed.

1.3 The Tribe desires to use the economic benefit to be derived from the Property to improve the economic conditions of its members, to enable it to serve the social, economic, educational and health needs of the Tribe, to increase the revenues of the Tribe and to enhance the Tribe’s economic self sufficiency and self determination.

1.4 The Tribe established the Authority to conduct a Gaming enterprise pursuant to Tribal law, the Indian Gaming Regulatory Act of 1988, and, with respect to Class III Gaming, the Compact, on the Property. As of the date of execution of this Agreement, the Tribe and the State of Wisconsin have executed the Compact, which has been approved by the Secretary of the Interior, and intend that Class III Gaming shall occur only as provided by the terms of the Compact, as it may be amended or superseded by subsequent compacts.

1.5 Manager has agreed to certain terms and has represented to the Authority that it has the managerial expertise to operate the Enterprise on the Property and to continue to operate the Enterprise throughout the Term of this Agreement.

1.6 The Tribe is seeking technical experience and expertise for the operation of the Enterprise and instruction for members of the Tribe in the operation of the Enterprise. Manager is willing, and has represented to the Tribe that it is able to provide such experience, expertise and instruction.

1.7 During the Term of this Agreement, the Tribe and the Authority desire to grant Manager the exclusive right and obligation to manage, operate and maintain the Enterprise and to train Tribal members and others in the operation and maintenance of the Enterprise. Manager wishes to perform these services for the Tribe and the Authority.

1.8 This Agreement is entered into pursuant to the Indian Gaming Regulatory Act of 1988, PL 100-497, 25 U.S.C. § 2701 et. seq. (the “ IGRA”), as that statute may be amended. All gaming conducted as part of the Enterprise will at all times comply with the IGRA, applicable Tribal law and the Compact.

2. Definitions. In addition to other terms which are defined elsewhere in this Agreement, the following terms, for purposes of this Agreement, shall have the meanings set forth in this Section:

“Affiliate” shall mean the Manager, the Authority or the Tribe, as applicable, any corporation, partnership, limited liability company, joint venture, trust or individual or other entity controlled by, under common control with, or which controls, directly or indirectly Manager, the Authority or the Tribe, as appropriate. For purposes of this Agreement, the term “control” means the ability, directly or indirectly, by contract, ownership of securities or other interests or otherwise to direct the management and policies of a person or entity.

“Agreement” shall mean this Management Agreement, as amended or modified from time to time.

“Annual Business Plan, Annual Operating Budget and Annual Capital Budget” shall mean the business plan, operating budget and capital budget, which shall be comprised of the items described in Section 4.11. The components thereof may be separately referred to herein as the “Annual Business Plan”, the “Annual Operating Budget” or the “Annual Capital Budget”, as applicable.

“Approval Date” shall mean the date upon which the Agreement becomes effective and is one (1) day following the date on which the last of each and all of the following listed conditions are satisfied:

(a) written approval of this Agreement is granted by the Chairman of the NIGC;

(b) written approval is granted by all entities required to give approval pursuant to Legal Requirements and the terms of this Agreement.

(c) confirmation that the Property has been taken into trust for Gaming by the United States for the benefit of the Tribe and development of the Facility is substantially completed;

(d) Manager has received a certified copy of resolutions adopted by the Authority in accordance with its governing documents authorizing the execution of this Agreement and any other related agreements and a certified copy of the resolution adopted by the Tribe in accordance with its governing documents authorizing the execution of this Agreement;

(e) receipt by Manager of all applicable Gaming licenses and permits which may be necessary to enable Manager to fulfill its obligations to the Authority hereunder;

(f) legal counsel to the Authority and the Tribe has addressed and delivered to the Manager a legal opinion in form and substance reasonably acceptable to Manager’s legal counsel with respect to due authorization to enter into this Agreement and the enforceability of this Agreement against the Authority and the Tribe;

(g) legal counsel to the Manager has addressed and delivered to the Manager a legal opinion in form and substance reasonably acceptable to the Authority and the Tribe’s legal counsel with respect to due authorization to enter into this Agreement and the enforceability of this Agreement against the Manager;

(h) Manager has received a certificate from the Chairperson of the Tribe representing that the representations of the Tribe contained in this Agreement remain true and correct and that there are not actions, suits, proceedings or investigations pending or, to the best of the Tribe’s knowledge, threatened against the Tribe or the Authority or otherwise affecting the Facility.

“Architect” shall mean the architect or the design build contractor retained by the Authority to provide design services and related services for the development of the Facility.

“Authority” shall mean the Menominee Kenosha Gaming Authority created by the Tribe pursuant to the Charter of the Menominee Kenosha Gaming Authority and Article XIII of the Menominee Constitution.

“Authority Board” shall mean the Board of Directors of the Authority, the governing body of the Authority established pursuant to the Charter of the Menominee Kenosha Gaming Authority and Article XIII of the Menominee Constitution.

“Authority Employees” shall mean those employees working for the Enterprise who are not Manager Employees, as described in Section 4.6.3.

“BIA” shall mean the Bureau of Indian Affairs under the Department of the Interior of the United States of America.

“Capital Replacement(s)” shall mean any alteration or rebuilding or renovation of the Facility, and any replacement of Furnishings and Equipment, the cost of which is capitalized and depreciated, rather than being expensed, applying GAAP.

“Capital Replacement Reserve” shall mean the reserve described in Section 4.14, into which periodic contributions are paid pursuant to Section 4.15.

“Cash Flow from Operations” means net income of the Enterprise (before extraordinary items), plus (to the extent subtracted in such calculation of net income of the Enterprise) depreciation, amortization, all other non-cash expenses, interest expense and Management Fee, all computed in accordance with GAAP consistently applied.

“Class II Gaming” shall mean Class II Gaming as defined in the IGRA.

“Class III Gaming” shall mean Class III Gaming as defined in the IGRA.

“Collateral Agreements” shall mean any agreements defined to be collateral agreements by the phrase found at 25 U.S.C. § 2711(a)(3) and regulations issued thereto at 25 C.F.R. § 502.5.

“Commencement Date” shall mean the first date following the Approval Date and the Completion Date that the Facility (including any temporary Facility) is open to the public for Gaming as provided in this Agreement with no fewer than 1,000 Class III slot machines in operation.

“Compact” shall mean the Tribal-State Compact between the Tribe and the State, executed with the State of Wisconsin on June 3, 1992, as the same has been amended in 2000 and in 2003 and approved pursuant to the IGRA most recently by publication in the Federal Register on July 22, 2003 and as the same may, from time to time, be amended further, or such other compact that may be substituted therefor and approved pursuant to the IGRA.

“Completion Date” shall mean the date upon which the Authority receives:

(a) a certificate from the Architect certifying that the Facility is substantially completed and has been constructed substantially in accordance with the Plans and Specifications and a copy of which has been delivered by the Architect to the Manager; and

(b) certificates of such professional designers, inspectors or consultants or opinions of counsel, as the Authority or the Manager may reasonably determine to be appropriate, verifying construction and furnishing of the Facility in compliance with all Legal Requirements for the commencement of operations as contemplated by this Agreement.

“Confidential Information” shall mean the information described in Section 9.24.

“Depository Account” shall mean the bank account described in Section 4.20.3.

“Developer” shall mean Kenesah Gaming Development, LLC, a Wisconsin limited liability company.

“Development Agreement” shall mean that certain Development Agreement, dated October 29, 2003, by and among the Developer, the Authority and the Tribe, providing the terms under which the Developer, the Authority and the Tribe will together develop the Facility, including, without limitation, design, financing, construction, furnishing and equipping same, as permitted to be amended, supplemented, restated or replaced.

“Disbursement Account” shall mean the bank account described in Section 4.20.4.

“Emergency Condition” shall have the meaning set forth in Section 4.13.

“Enterprise” shall mean the business enterprise owned by the Authority for the conduct of Gaming at the Facility, and which shall include any other lawful commercial activity allowed in or at the Facility including, but not limited to, the sale of food and alcohol, tobacco, gifts and souvenirs, retail stores, any hotel, any entertainment facilities, restaurant, convention and meeting facilities, child care facility, convenience store or parking.

“Enterprise Bank Accounts” shall mean those accounts described in Section 4.20.1.

“Enterprise Employee Policies” shall mean those employee policies described in Section 4.6.2.

“Event of Default” shall have the meaning as set forth in Section 11.

“Facility” shall mean all buildings, structures and improvements located on the Property and all fixtures, Furnishings and Equipment attached to, forming a part of the Facility or used, usable or held for use in the operation of the Enterprise. The Facility shall contain, but not be limited to, the following elements: a Gaming Facility with a minimum of 1,000 Class III slot machines and related space in support of the Gaming Facility; food and beverage facilities; parking facilities; retail space; and infrastructure improvements to support the Facility, as well as any modifications of the foregoing elements agreed to by the parties.

“Financing” shall mean the loans to the Authority for the construction of the Facility to be made pursuant to the Financing Agreements.

“Financing Agreements” shall mean the agreements to be entered into by the Authority as borrower or obligor, the proceeds of which are to be used exclusively to develop, design, construct, furnish and equip the Facility and provide start-up and working capital for the Enterprise, and any refinancing thereof.

“Fiscal Year” shall mean the period commencing on October 1 of each year and ending on September 30 of the subsequent year.

“Furnishings and Equipment” shall mean all furniture, furnishings and equipment required for the operation of the Enterprise under this Agreement, including, without limitation:

(a) cashier, money sorting and money counting equipment, surveillance and communication equipment and security equipment;

(b) slot machines, table games and other Class II Gaming and Class III Gaming equipment, as permitted pursuant to the Compact and the IGRA;

(c) office furnishings and equipment;

(d) specialized equipment necessary for the operation of any portion of the Enterprise for accessory purposes, including, but not limited to, equipment for kitchens, laundries, dry cleaning, cocktail lounges, restaurants, public rooms, commercial and parking spaces, and recreational facilities; and

(e) all other furnishings and equipment hereafter located and installed in or about the Facility which are used, usable or held for use in the operation of the Enterprise in accordance with the standards set forth in this Agreement.

“Gaming” shall mean any and all activities defined as either Class II Gaming or Class III Gaming under the IGRA and Class III Gaming as authorized under the Compact.

“Gaming Facility” shall mean those immediate areas of the Facility where Gaming is conducted.

“General Manager” shall mean the person employed by the Authority on the recommendation and advice of the Manager to direct the operation of the Enterprise and whose title and responsibilities shall be determined pursuant to Section 4.6.

“Generally Accepted Accounting Principles” or “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Governmental Action” shall mean any resolution, ordinance, statute, regulation, order or decision, regardless of how constituted, having the force of law or legal authorization of the Tribe or any instrumentality or agency of the Tribe.

“Gross Gaming Revenues (win)” shall mean the gross revenues, less prizes, payouts, and participation fees from Gaming activities, determined in accordance with GAAP consistently applied. This term is equivalent to “win” as defined by the American Institute of Certified Public Accountants.

“Gross Revenues” shall mean all revenues of any nature derived directly or indirectly from the Enterprise including, without limitation, Gross Gaming Revenues (win), food and beverage sales, entertainment and retail sales, parking fees and other rental or other receipts from lessees, sublessees, licensees and concessionaires (but not the gross receipts of such lessees, sublessees, licensees or concessionaires, provided that such lessees, sublessees, licensees and concessionaires are not subsidiaries or Affiliates of Manager or the Authority), and revenue recorded for Promotional Allowances.

“House Bank” shall mean the amount of cash, chips and tokens that Manager from time to time determines necessary to have at the Facility daily to meet its cash needs. The maximum and minimum amounts shall be subject to Legal Requirements.

“IGRA” shall mean the Indian Gaming Regulatory Act of 1988, PL 100-497, 25 U.S.C. § 2701 et seq., as same may, from time to time, be amended.

“Indemnitees” shall have the meaning described at Section 9.27.

“Internal Control Systems” shall mean the systems described in Section 4.18, which shall comply with the Legal Requirements.

“Legal Requirements” shall mean any and all present and future federal, State, local and Tribal judicial, administrative, or legislative rulings or decisions, as well as any and all present and future federal, state, local or Tribal laws, codes, rules, regulations, permits, licenses and certificates, in any way applicable to the Authority, the Manager, the Property, the Facility, and the Enterprise, including, without limitation, the IGRA, the Compact and the Tribal Gaming Ordinance, as then currently in effect.

“Lender” shall mean any of the persons, entities or financial institutions providing funds pursuant to the Financing Agreements.

“Management Board” shall mean the Management Board of the Manager, which is the governing body of the Manager established pursuant to Ordinance No. 95-2 of the Mohegan Tribe effective July 15, 1995, as the same may be amended from time to time.

“Management Fee” shall mean the management fee described in Section 6.6.

“Manager” shall mean the Mohegan Tribal Gaming Authority, an instrumentality of The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe.

“Manager Employees” shall mean those employees of the Manager or its Affiliates who are working at or providing services to the Facility as set forth in Section 4.6.3.

“Manager Representatives” shall have the meaning set forth in Section 3.4.1.

“Marketing Plan” shall have the meaning set forth in Section 4.7.

“Material Breach” shall mean a failure of either party to perform any material duty or obligation on its part under this Agreement or any material agreement or instrument necessary for the implementation of this Agreement for thirty (30) consecutive days after written notice.

“Member of the Tribal Legislature” shall have the meaning described in Section 10.1.

“Minimum Balance” shall mean the amount described in Section 4.20.1.

“Minimum Monthly Payment” shall mean that payment due the Tribe each month in accordance with Section 6.4.1 of this Agreement.

“Monthly Distribution Payment” shall have the meaning set forth in Section 6.3 of this Agreement.

“National Indian Gaming Commission” or “NIGC” shall mean the commission established pursuant to 25 U.S.C. § 2704.

“Net Revenues (gaming)” shall mean Gross Gaming Revenues (win) of the Enterprise from Class II Gaming or Class III Gaming less all related Operating Expenses, excluding the Management Fee. Notwithstanding the foregoing, the following shall be excluded from Net Revenues (gaming):

(a) any gratuities or service charges added to a customer’s bill;

(b) any credits or refunds made to customers, guests or patrons;

(c) any sums and credits received by the Enterprise for lost or damaged merchandise;

(d) any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges received from patrons and passed on to a governmental or quasi-governmental entity other than the Tribe;

(e) any proceeds from the sale or other disposition of furnishings and equipment or other capital assets;

(f) any fire and extended coverage insurance proceeds other than for business interruption;

(g) any condemnation awards other than for temporary condemnation;

(h) any proceeds of financing or refinancing;

It is intended that this provision be consistent with 25 U.S.C. § 2703(9).

“Net Revenues (other)” shall mean all Gross Revenues of the Enterprise from all sources not included in Net Revenues (gaming) less all related Operating Expenses. Notwithstanding the foregoing, the following shall be excluded from Net Revenues (other):

(a) any gratuities or service charges added to a customer’s bill;

(b) any credits or refunds made to customers, guests or patrons;

(c) any sums and credits received by the Enterprise for lost or damaged merchandise;

(d) any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges received from patrons and passed on to a governmental or quasi-governmental entity other than the Tribe;

(e) any proceeds from the sale or other disposition of furnishings and equipment or other capital assets;

(f) any fire and extended coverage insurance proceeds other than for business interruption;

(g) any condemnation awards other than for temporary condemnation;

(h) any proceeds of financing or refinancing;

(i) any income resulting from investment of the Capital Replacement Reserve.

It is intended that this provision be consistent with 25 U.S.C. § 2703(9). The term “Net Revenues” without reference to “(gaming)” or “(other)” shall mean the aggregate of Net Revenues (gaming) and Net Revenues (other).

“Operating Expenses” shall mean all expenses of the operation of the Enterprise determined in accordance with GAAP, consistently applied. Operating Expenses shall include, without limitation: (i) Promotional Allowances; (ii) all interest expense; (iii) depreciation and amortization as more fully set forth at Section 4.12.2; and all expenses listed as Operating Expenses in Sections 3.8, 3.9, 3.17, 4.3, 4.6.6, 4.6.7, 4.18, 4.19, 4.20.3, 4.22.4, 7.2, 8.2, 9.7, 9.14, and 9.29; but shall not include the Management Fee, or any costs or premiums associated with obtaining any future financing or refinancing. For purposes of clarity, Operating Expenses shall not include any development fee under the Development Agreement.

“Operating Supplies” shall mean food and beverages (alcoholic and nonalcoholic) and other consumable items used, usable or held for use in the operation of the Facility, such as playing cards, tokens, chips, pull-tabs, bingo paper, fuel, soap, cleaning materials, matches, paper goods, stationery and all other similar items.

“Operations Board” shall mean the decision making body created by the Authority pursuant to Section 3.4 of this Agreement.

“Permitted Investments” shall mean any of the following or any combination of one or more thereof provided that each investment shall have a maturity of less than one year:

(a) Direct obligations of the United States of America or obligations the principal and interest of which are unconditionally guaranteed by the United States of America;

(b) Bonds, debentures, certificates of participation or notes issued by the Bank of Cooperatives, Federal Financing Bank, Federal Farm Credit System, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Intermediate Credit Banks, Federal National Mortgage Association, Export-Import Bank of the United States, Government National Mortgage Association or any other agency or corporation which has been or may hereafter be created by or pursuant to an Act of the Congress of the United States or an agency or instrumentality thereof;

(c) Commercial paper of United States corporations rated P-1 by Moody’s Investors Service or rated A-1 by Standard & Poor’s Ratings Group; and

(d) Interest-bearing time or demand deposits, certificates of deposit, bankers acceptances or other similar banking arrangements with any bank or savings institution, provided that such deposits, certificates and other arrangements are fully insured by the Federal Deposit Insurance Corporation, or secured by obligations described in clauses (a) and (b) above, or a combination thereof.

“Pre-Opening Budget” shall have the meaning described in Section 4.8.1.

“Pre-Opening Expenses” shall have the meaning described in Section 4.8.1.

“Promotional Allowances” shall mean the retail value of transportation, hotel accommodations, food, beverages, merchandise, chips, tokens, entertainment, or services provided to patrons for complimentary purposes.

“Property” shall have the meaning described in Recital 1.1.

“Qualified Tribal Member” shall mean a member of the Tribe, who meets the minimum requirements of the position, as reasonably determined by the Manager.

“Recommencement” shall have the meaning described in Section 4.4.1.

“Relative” shall have the meaning as set forth in Section 10.1.

“Staffing Plan” shall have the meaning described at Section 4.8.2.

“State” shall refer to the State of Wisconsin.

“Term” shall mean the term of this Agreement as described in Section 3.2.

“Tribal Gaming Agency” shall mean the commission established by the Tribe pursuant to the Tribal Gaming Ordinance with the responsibility to regulate Gaming on the reservation pursuant to the Legal Requirements.

“Tribal Gaming Ordinance” shall mean Tribal Ordinance No. 93-30, as last amended by the Tribe on March 4, 1999, and as last approved by the NIGC on September 8, 2000, pursuant to the IGRA authorizing Gaming on Tribal lands subject to the governmental power of the Tribe.

“Tribal Legislature” shall mean the governing body of the Tribe composed of the duly elected members of the Tribe.

“Tribal Representatives” shall mean the Tribal delegates serving on the Operations Board as more fully described in Section 3.4.

“Tribe” shall mean the Menominee Indian Tribe of Wisconsin, a federally recognized Indian tribe and, where the context does not otherwise dictate, shall include departments and agencies of the Tribe, excluding the Authority.

“Year End Operating Statements” shall have the meaning described in Section 6.7.

3. Covenants. In consideration of the mutual covenants, conditions and promises contained in this Agreement, the Authority and Manager agree and covenant as follows:

3.1 Engagement of Manager. The Authority hereby engages Manager as an independent contractor as the exclusive manager of the Enterprise pursuant to the terms and conditions of this Agreement, and Manager hereby accepts such engagement, subject to receipt of all necessary regulatory approvals.

3.2 Term. The Term of this Agreement shall begin on the Approval Date and shall continue for a period of seven (7) years after the Commencement Date.

3.3 Access to Property. The Authority represents and covenants that Manager shall and may peaceably have complete access to and presence on the Property and in the Facility in accordance with the terms of this Agreement, free from molestation, eviction and disturbance by the Authority or by any other person or entity; provided, however, that such right of access to and presence shall cease upon the termination of this Agreement pursuant to its terms; provided, further, that such right to access and presence shall not be considered to be a transfer or conveyance to any right, title, or interest in the Property or any other land or real property; and provided further that if the Manager’s license is revoked by the Tribal Gaming Agency in accordance with the Tribal Gaming Ordinance, and subject to Section 24 of this Agreement, such access and presence on the Property and in the Facility shall be limited to recovery of Manager’s books, records and personal property of Manager and shall be terminated thereafter.

3.4 Creation and Operation of Operations Board.

3.4.1 Creation and Role of Operations Board.

(a) In order to provide a mechanism to ensure the efficient exercise of control over the Enterprise by the Authority, the Authority agrees to create an Operations Board comprised of four (4) members to oversee the Enterprise on behalf of the Authority: (i) two (2) members appointed by the Authority

(“Authority Representatives”), and (ii) two (2) members appointed by Manager (“Manager Representatives”), provided that until the Authority acts to appoint the Authority Representatives to the Operations Board all actions which would otherwise be performed by the Authority Representatives to the Operations Board shall be performed by the Authority Board, which for purposes of voting of the Operations Board, shall have an aggregate of two (2) votes. Except as expressly reserved to the Authority Board in this Agreement, the Operations Board, upon its creation, shall have the power of the Authority to instruct and direct the Manager as provided in this Agreement. Actions and directions of the Operations Board shall be, and shall be deemed to be, actions and directions of the Authority. The Authority shall appoint Authority Representatives no later than thirty (30) days after the execution of this Agreement. The Operations Board shall meet as necessary to ensure timely decision-making. All decisions of the Operations Board shall be made by approval of a majority of the total number of the members of the Operations Board. Where the Manager’s conduct under this Agreement is subject to Operations Board oversight or approval, the Operations Board shall act reasonably and any consent, where required to be given, shall not be unreasonably withheld or delayed. Any compensation and/or expenses incurred by the Authority Representatives of the Operations Board shall be borne by the Authority and shall not constitute an Operating Expense or other expense of the Enterprise. The Manager Representatives to the Operations Board shall not receive any compensation from the Enterprise, and any such expenses incurred by the Manager Representatives shall be borne by Manager and shall not constitute an Operating Expense or other expense of the Enterprise.

(b) The role of the Operations Board shall be to direct the Manager as to major high level issues that impact the Enterprise. Except as otherwise specifically set forth in this Agreement, only the following matters shall require the approval of the Operations Board: (i) the Enterprise Employee Policies and material changes thereto (which, for purposes hereof shall mean material changes to minimum requirements for job classifications and material changes to Enterprise-wide organizational structure); (ii) the Annual Business Plan, Annual Operating Budget and Annual Capital Budget and material changes thereto pursuant to Section 4.11; (iii) material changes to the Facility and the theming of the Facility, and (iv) review of material charge-backs by the Manager to the Enterprise.

3.4.2 Operations Board Meetings.

(a) A regular monthly meeting of the Operations Board is to be held at such places and at such times which the Operations Board shall determine six (6) months in advance of such meetings. Every six (6) months thereafter the Operations Board shall distribute another set of meeting times and dates for the next six (6) months. Special meetings of the Operations Board may be held whenever and wherever called for by at least three (3) members. Three (3) members constitute a quorum for the transaction of business at any meeting of the Operations Board. The Authority shall appoint a Chairperson of the Operations Board at its first meeting. The appointed Chairperson shall send out a written agenda for each regularly scheduled meeting and special meeting, at least seventy-two (72) hours in advance of the meeting.

(b) Once the schedule of meetings for a six-month period has been set by the Operations Board pursuant to paragraph (a) of this section, no additional notice need be given of regular meetings of the Operations Board. Notice of the time and place of any special meeting shall be given at least seventy-two (72)

hours prior to the meeting. Any member may waive notice of any meeting and any adjournment thereof at any time before, during, or after it is held. Except as provided in the next sentence below, the waiver must be in writing, signed by the member entitled to the notice, and filed with the minutes of the Operations Board. The attendance of a member at or participation of a member in a meeting shall constitute a waiver of notice of such meeting, unless the member at the beginning of the meeting (or promptly upon his/her arrival) objects to holding the meeting or transacting business at the meeting, and does not thereafter vote for or assent to action taken at the meeting.

(c) If a quorum is present when a vote is taken, the affirmative vote of no fewer than three (3) of the members present shall be the act of the Operations Board.

(d) Any or all members may participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all members participating may simultaneously hear each other during the meeting, in which case, any required notice of the meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof. A member participating in a meeting by this means is deemed to be present in person at the meeting. Any member may participate in a regular or special meeting by proxy evidenced in a writing duly signed by such member.

(e) Any action required or permitted to be taken by the Operations Board at a meeting may be taken without a meeting if the action is taken by unanimous written consent of the Operations Board as evidenced by one (1) or more written consents describing the action taken, signed by each member. Action taken by consent is effective when the last member signs the consent, unless the consent specifies a different effective date. A signed consent has the effect of a meeting vote and may be described as such in any document.

(f) In the event that the Operations Board is unable to resolve or approve any matter before it, and the Manager notifies the Operations Board that such matter requires resolution in order for the Manager to fulfill its obligations under this Agreement, the Operations Board shall refer the matter to the Authority Board, or its designee, for binding resolution of the matter.

3.5 Manager Compliance with Law; Licenses. Manager covenants that it will at all times comply with all Legal Requirements, including the Tribal Gaming Ordinance, the IGRA, the Compact, State statutes, to the extent applicable, and any licenses issued under any of the foregoing. The Tribe shall not unreasonably withhold, delay, withdraw, qualify or condition such licenses as the Tribe is authorized to grant.

3.6 Amendments to Tribal Gaming Ordinance. The Tribe covenants that any amendments or modifications made to the Tribal Gaming Ordinance will be a legitimate effort to ensure that Gaming is conducted in a manner that adequately protects the environment, the public health and safety, and the integrity of the Enterprise. The Tribe shall give the Manager at least ten (10) business days’ notice of any proposed amendments or modifications to the Tribal Gaming Ordinance. The adoption of any amendments or modifications to the Tribal Gaming Ordinance or any other Tribal legislation or resolutions that would materially and adversely affect Manager’s rights under this Agreement or any related agreement shall be a Material Breach of this Agreement.

3.7 Authority’s and Tribe’s Compliance with Law. The Authority and the Tribe each covenants that it will at all times comply with the provisions of the Compact, the IGRA and any related Legal Requirements. The Authority and the Tribe each further covenants that it will not violate the Compact, IGRA, applicable federal or state laws or regulations, where such violation would place at risk Manager’s license(s) with the Tribe, the State or any other jurisdiction or regulatory authority.

3.8 Maintenance. Subject to the oversight of the Operations Board, Manager shall be responsible for maintenance of the Facility in compliance with the Compact, IGRA, applicable Tribal laws and regulations, applicable intergovernmental agreements, and all standards referenced therein. All costs associated with the maintenance of the Facility shall constitute Operating Expenses.

3.9 Compliance with the National Environmental Policy Act. With the assistance of Manager as reasonably requested by the Authority, the Authority is responsible for and shall supply the NIGC with all information necessary for the NIGC to comply with any regulations of the NIGC issued pursuant to the National Environmental Policy Act. The cost of any such compliance shall constitute an Operating Expense.

3.10 Satisfaction of Approval Date Requirements. Manager and the Authority each agree to cooperate and to use their best efforts to satisfy each and every condition of the Approval Date at the earliest possible date. Manager agrees to memorialize the Approval Date in a writing signed by Manager and delivered to the Authority.

3.11 Commencement Date. Manager agrees to memorialize the Commencement Date in a writing signed by Manager and delivered to the Authority.

3.12 All Gaming in Compliance with the IGRA. All Gaming covered by this Agreement shall be conducted in accordance with the IGRA, the Compact, and the governing law of the Tribe.

3.13 Best Efforts; Covenant of Good Faith and Fair Dealing. The Authority (and, to the extent applicable, the Tribe) and Manager agree to use their best efforts and to act in good faith in dealing with one another pursuant to this Agreement. Manager and the Authority hereby specifically warrant and represent to each other that neither shall act in any manner which would cause this Agreement to be altered, amended, modified, canceled, or terminated (except as specifically provided in this Agreement) without the consent of the other. The Authority and Manager further warrant and represent that they shall take all actions necessary to ensure that this Agreement shall remain in full force and effect at all times and will fully cooperate with each other in achieving the goals of this Agreement.

3.14 Financing Agreements. The Authority and the Tribe, as applicable, shall comply with the affirmative and negative covenants which it has made or will make in the Financing Agreements.

3.15 Licensing of Manager by Tribal Gaming Agency. The Tribal Gaming Ordinance is attached as Exhibit B to this Agreement. Manager acknowledges and agrees that the Tribal Gaming Ordinance provides adequate due process procedures with respect to the issuance, non-issuance, renewal, non-renewal, condition, suspension, denial, or revocation of any license to Manager or any Affiliate of Manager by the Tribal Gaming Agency.

3.16 Jurisdiction. Nothing in this Agreement shall grant any jurisdiction to the State or any political subdivision thereof over the Enterprise. To the extent that such jurisdiction is provided by the Compact, the parties shall take all necessary action to provide access to the Enterprise and otherwise facilitate the exercise of jurisdiction.

3.17 Intergovernmental Agreement. The Authority shall be responsible for arranging fire protection, emergency ambulance and medical services and police services for the Facility. The Authority shall also be responsible for arranging all utilities, road access, and the provision of other local government services. The Authority and the Tribe are currently negotiating an intergovernmental agreement (“IGA”) for the above noted services. The IGA is expected to include an obligation for the Authority to contribute $150,000 annually for treatment of problem gambling; the Manager hereby agrees to contribute (out of Management Fees) to such obligation of the Authority the lesser of $50,000 annually or one-third of the annual contribution required by the Authority. The Authority and the Tribe shall provide the Manager a reasonable opportunity to review and approve the IGA prior to entering into the IGA. The Authority and the Tribe shall not thereafter amend the IGA in any manner which materially adversely affects the operation of the Facility or the Manager’s obligations under this Agreement. The payments to local governments included in the IGA (less the contribution of the Manager for treatment of problem gaming as aforesaid) shall be Operating Expenses.

4. Business and Affairs in Connection with Enterprise.

4.1 Manager’s Authority and Responsibility. Upon and after the Commencement Date, Manager shall conduct and direct all business and affairs in connection with the day-to-day operation, management and maintenance of the Enterprise and the Facility, including the establishment of operating days and hours, subject to the approval of the Operations Board, and the duties expressly provided for in Section 4.2 below. It is the parties’ intention that the Facility be open twenty-four (24) hours daily, seven (7) days a week. Manager is hereby granted the necessary power and authority to act, through the General Manager, in order to fulfill all of its responsibilities under this Agreement. The Manager also shall be responsible for certain pre-opening activities set forth in Section 4.8 below. Manager hereby accepts such retention and engagement. Nothing herein grants or is intended to grant Manager a titled interest to the Facility or to the Enterprise. The Authority (or the Tribe, as applicable) shall have the sole proprietary interest in and ultimate responsibility for the conduct of all Gaming conducted at the Facility, subject to the rights and responsibilities of Manager under this Agreement.

4.2 Duties of Manager. In managing, operating, maintaining and repairing the Enterprise, under this Agreement, Manager’s duties shall include, without limitation, the following:

4.2.1 Physical Duties. Manager shall use reasonable measures for the orderly physical administration, management and operation of the Enterprise, including, without limitation:

(a) The administration of the cleaning, decorating, carpeting, grounds care, mechanical, electrical and other maintenance and repair work;

(b) The selection, composition, administration and operation of a security force and related security measures, the whole as more fully described in Section 4.3 of this Agreement;

(c) The terms, conditions and amount of any insurance to be taken out with respect to the Enterprise, the whole as more fully described in Section 4.21 of this Agreement;

(d) The establishment and administration of an accounting system and financial records relating to the operations of the Enterprise, including, without limitation, the gaming operations and the maintenance of such accounting system and financial records, as more fully described in Section 4.22 of this Agreement;

(e) The administration of all non-gaming activities to be conducted on the Property, including, without limitation, all hospitality, retail and other related activities;

(f) The selection of persons who may lease or otherwise operate and/or manage premises within the Enterprise to conduct non-gaming activities, including, without limitation, all hospitality, retail and other related activities, including the terms and conditions of any such lease or other use;

(g) The determination as to the number of hours per week and the days per week that the Enterprise shall be open for business, taking into account the season of the year and other relevant factors, it being understood that the Gaming Facility shall be constructed and operated so that it can be in operation twenty-four (24) hours per day, seven (7) days per week, throughout the calendar year;

(h) The hiring, training, evaluating, disciplining, promoting and dismissal of all employees, supervisors and management personnel of the Enterprise and the establishing of all policies and authority of employees for purchasing or contracting, provided, however, that, pursuant to all Legal Requirements, the hiring and dismissal of the General Manager, Chief Financial Officer and Vice President(s) with policy-making authority shall be subject to Operations Board approval. The Manager shall always seek to give first preference in its hiring, training and promotion to duly Qualified members of the Tribe;

(i) The selection and administration of all Gaming to be conducted;

(j) The administration and disbursement of the payroll of all employees, supervisors and management personnel of the Enterprise (including, without limitation, the withholding of deductions at source, to the extent applicable) and the administration of the payment of all taxes related to such employees, supervisors and management personnel;

(k) The administration and serving of all the food and beverage facilities and operations;

(l) The selection of all major entertainment, sports and promotional events to be staged;

(m) The distribution of all revenues generated from the operation of the Enterprise, subject to other specific requirements of this Agreement;

(n) The selection and location of the financial institution in which the revenues generated from the operation of the Enterprise shall be deposited, shall be determined by the Operations Board pursuant to Section 4.20.1 of this Agreement and administration of the banking arrangements in connection therewith (it being agreed that the financial institution (on a consolidated basis) selected should have assets of not less than Five Hundred Million Dollars ($500,000,000.00);

(o) The engagement of accountants, attorneys (in addition to the Authority’s attorney, if necessary) and other professionals with respect to all matters regarding taxation or other operations of the Enterprise; provided, however, that this subsection does not apply to the engagement of the independent auditing firm pursuant to Section 4.22.4;

(p) The advertisement, marketing and promotion of the Enterprise;

(q) Preparation and submission to the Operations Board of the Annual Business Plan, Annual Operating Budget and Annual Capital Budget, as more fully described in Section 4.11 of this Agreement; and

(r) All matters necessarily ancillary to the responsibilities set forth in subparagraphs (a) to (q) above, it being acknowledged and agreed that the foregoing is not intended to be an exhaustive list of responsibilities of the Manager concerning the operation of the Facility; and provided that all matters which affect the proprietary interest of the Authority or the Tribe in the Gaming Facility shall be subject to Operations Board approval.

4.2.2 Compliance. Manager shall comply with all duly enacted statutes, regulations and codes of the Tribe. Subject to Section 3.16 of this Agreement reserving determinations on licensing to the Tribal Gaming Agency, the Tribe shall take no action and adopt no statute or ordinance that prejudices or adversely affects the Manager’s rights under this Agreement or that violates the Indian Civil Rights Act (25 U.S.C. §§ 1301-1303). Prior to the adoption of or any changes in the Tribe’s land use or zoning regulations or ordinances during the Term of this Agreement, the Manager and the Tribe shall jointly determine whether the Property shall be exempt from such changes.

4.2.3 Compliance with Internal Revenue Code; Patriot Act. Manager shall comply with all applicable provisions of the Internal Revenue Code and the USA PATRIOT Act of 2001, including, but not limited to, the prompt filing of any cash transaction reports and other reporting that may be required by the Internal Revenue Service of the United States or under the Compact.

4.2.4 Contracts in Authority’s Name and at Arm’s Length. Contracts for the operations of the Enterprise shall be entered into in the name of the Authority, doing business as the Enterprise, and signed by the General Manager. Nothing contained in this Section 4.2.4 or any contract authorized hereunder shall be deemed to be or constitute a waiver of the Authority’s sovereign immunity. Manager shall have full contracting authority so long as expenditures are within the Annual Budget; provided, however, that Authority approval shall be required for multi-year contracts providing for payments by the Enterprise in excess of One Hundred Thousand Dollars ($100,000) per year. Whenever Authority approval is required for any contract, such contract shall be deemed approved unless the Authority delivers written objection to Manager within fourteen (14) days of Manager’s written request for approval.

4.2.5 Enterprise Operating Standards. Manager shall operate the Enterprise in a competitive manner in accordance with operating standards which are consistent with the operating standards of the Indian gaming industry generally. The Manager may use its own resources in fulfilling its obligations under this Agreement including, without limitation, for marketing, accounting and human resources, if the use of such resources will result in cost efficient services; provided, however, that Operations Board approval shall be required for any charge for such service in excess of Five Thousand Dollars ($5,000).

4.3 Security. Manager shall provide for appropriate security for the operation of the Enterprise. All aspects of the Facility security shall be the responsibility of Manager. The reasonable costs actually incurred in good faith of any charge for security and increased public safety services will be an Operating Expense.

4.4 Damage, Condemnation or Impossibility of the Enterprise. If, during the Term, the Facility is damaged or destroyed by fire, war, or other casualty, or by an Act of God, or is taken by condemnation or sold under the threat of condemnation, or if Gaming on the Property is prohibited for any reason as a result of a decision of a court of competent jurisdiction or by operation of any applicable legislation, Manager shall have the following options:

4.4.1 Recommencement of Operations. If Gaming on the Property is prohibited by Legal Requirements or is otherwise impossible or impractical, Manager shall have the option, at its sole discretion, to continue its interest in this Agreement and to commence or recommence the operation of Gaming if, at some point during the Term, such commencement or recommencement shall be legally and commercially feasible in the sole judgment of Manager (the “Recommencement”).

4.4.2 Repair or Replacement. If the Facility is damaged, destroyed or condemned so that Gaming can no longer be conducted at the Facility, the Facility shall be reconstructed if the insurance or condemnation proceeds, excluding any applicable deductibles or self-insured retentions under any insurance policies, are sufficient to restore or replace the Facility to a condition at least comparable to that before the casualty occurred. If the insurance proceeds are not sufficient to restore or replace the Facility, excluding any applicable deductibles or self-insured retentions under any insurance policies, the Authority or the Tribe, as the case may be, shall make the determination whether to restore or replace utilizing funds other than insurance proceeds. If the Facility is not restored, then the Authority and the Manager shall jointly adjust and settle any and all claims for such insurance proceeds or condemnation proceeds.

4.4.3 Termination of Gaming. Manager shall have the option, at its sole discretion, at any time within a sixty (60) day period following the cessation of Gaming on the Property for any reason to notify the Authority in writing that it is terminating this Agreement, in which case Manager shall retain any rights Manager may have to undistributed Management Fees pursuant to Section 6 of this Agreement and rights to repayments of amounts owed to it. If Manager does not elect to so terminate this Agreement, it may take whatever action it deems necessary or appropriate to reduce expenses during such cessation of Gaming.

4.4.4 Tolling of the Agreement. If, after a period of cessation of Gaming on the Property, the Recommencement of Gaming is possible, and if Manager has not terminated this Agreement under the provisions of Section 4.4.3, the period of such cessation shall not be deemed to have been part of the Term of this Agreement and the date of expiration of the Term of this Agreement shall be extended by the number of days of such cessation period.

4.5 Alcoholic Beverages and Tobacco Sales. During the Term of this Agreement alcoholic beverages shall be sold and served at the Facility if permissible in accordance with Legal Requirements. The parties acknowledge that enabling Tribal legislation for the sale of alcoholic beverages is required if not now in force, and that such legislation would be necessary in order to serve alcoholic beverages at the Facility. The Tribe agrees to enact and perfect such legislation, and use best efforts to obtain and satisfy any and all Legal Requirements as soon as possible, but in no event later than thirty (30) days prior to the Commencement Date, including, without limitation, publication of such legislation governing the sale of alcoholic beverages in the Federal Register, pursuant to 18 U.S.C. §1154 and §1161,. The Authority and Manager hereby mutually agree to include service of such beverages within the Facility. Tobacco may also be sold at the Facility subject to and in accordance with the Tribe’s licensing requirements, if any.

4.6 Employees.

4.6.1 Manager’s Responsibility. Manager shall have the exclusive responsibility and authority to direct the selection, control and discharge of all employees performing services for the Enterprise in connection with the maintenance, operation and management of the Enterprise and the Facility and any activity upon the Property, subject to the provisions of the Tribe’s Gaming Ordinance.

4.6.2 Enterprise Employee Policies. Manager shall prepare Enterprise-wide personnel policies and procedures (the “Enterprise Employee Policies”), including a job classification system with minimum qualifications. The Enterprise Employee Policies shall include a grievance procedure in order to establish fair and uniform standards for the employees of the Authority, which will include procedures for the resolution of disputes between Manager and Authority Employees as set forth in Exhibit C attached hereto. Any revisions to the dispute resolution procedures of the Enterprise Employee Policies shall not be effective unless they are approved by the Operations Board. All such actions shall comply with applicable Tribal law.

4.6.3 Employees. All employees of the Enterprise shall exclusively be Authority Employees. No persons shall be simultaneously employed and/or compensated by both the Authority and Manager. The terms of employment of all Authority Employees shall comply with all Legal Requirements. The Authority agrees to take no action to impede, supersede or impair such terms of employment. The parties agree that during the term of service of any employee at the Enterprise or the Facility and for a period of six (6) months thereafter: (i) neither the Tribe nor the Authority shall solicit or offer employment to Manager Employees without the express written consent of Manager and (ii) Manager shall not solicit or offer employment to Authority Employees or to any Tribal employees without the express written consent of the Authority or the Tribe respectively.

4.6.4 Manager Employees. Manager shall also have the right to use Manager Employees to provide services to the Enterprise at Manager’s own expense.

4.6.5 No Manager Wages or Salaries. Except as otherwise provided with respect to Section 4.2.5, neither Manager nor Manager’s Affiliates nor any of their officers, directors, shareholders, or employees shall be compensated by wages from or contract payments by the Enterprise for their efforts or for any work which they perform under this Agreement, other than the Management Fee to be paid to Manager pursuant to Section 6.6.

4.6.6 Tribal Gaming Agency (Costs). Funding for the Tribal Gaming Agency shall be a Pre-Opening Expense prior to the Commencement Date and an Operating Expense after the Commencement Date, provided that funding for this purpose shall be subject to a budget approved by the Operations Board. The amount of funding for this purpose shall be set out in a budget submitted to the Operations Board by the Tribal Legislature. Funding in excess of the budget set out in this Section 4.6.6 or in excess of thirty-five one-hundreds percent (.35%) of the Gross Gaming Revenues (win) per year after the Commencement Date shall be an expense of the Tribe.

4.6.7 Employee Background Investigations. A background investigation shall be conducted in compliance with all Legal Requirements, to the extent applicable, on each applicant for employment as soon as reasonably practicable. No individual whose prior activities, criminal record, if any, or reputation, habits and associations are known to pose a threat to the public interest, the effective regulation of Gaming, or to the gaming licenses of Manager or any of its Affiliates, or to create or enhance the dangers of unsuitable, unfair or illegal practices and methods and activities in the conduct of Gaming, shall knowingly be employed by Manager or the Authority. The background investigation procedures employed shall satisfy all Legal Requirements. Any cost associated with obtaining such background investigations shall constitute an Operating Expense; provided, however, that Manager shall pay the reasonable costs associated with the NIGC background investigation of Manager and such costs shall not constitute an Operating Expense or other expense of the Enterprise.

4.6.8 Indian Preference, Recruiting and Training. In order to maximize benefits of the Enterprise to the Tribe, Manager shall, during the Term of this Agreement, to the extent permitted by Legal Requirements, including, but not limited to, the Indian Civil Rights Act, 25 U.S.C. § 1301 et. seq., give preference in recruiting, training and employment to Qualified Tribal Members in all job categories of the Enterprise. Manager shall conduct job fairs and skills assessment meetings for Tribal members. In consultation with the Operations Board, the Manager shall develop a management training program for Tribal members for implementation within two (2) years after the Commencement Date, so that Tribal members may fill future management level positions.

Whenever possible, Authority jobs shall be filled by Qualified Tribal Members. Any dispute between the parties related to the hiring of Qualified Tribal Members shall be subject to the dispute resolution provisions located in Section 18. of this Agreement; provided, however, that in the event that the Authority objects to a determination as to qualifications by Manager pursuant to this paragraph, the Authority shall submit in writing its specific objection and reasons therefor to the Manager and, at Manager’s request, to the Operations Board prior to instituting any process pursuant to Section 18.

4.6.9 Job Fairs. At least three (3) months prior to the anticipated Commencement Date, the Manager will hold a job fair for the benefit of members of the Tribe. The purpose of this job fair will be to provide information to Tribal members regarding positions that will be available in the Enterprise and the qualifications required to hold such positions. It is the goal of this job fair that interested Tribal members shall be provided with the appropriate job counseling and shall be selected for appropriate positions. All expenses associated with holding the job fairs shall be Pre-Opening Expenses.

4.6.10 Remedies. All hiring for the Enterprise shall be done by Manager, based on the Enterprise Employee Policies and subject to the other specific provisions of this Section 4.6. Any disputes between the Authority and the Manager regarding hiring shall be subject to arbitration as provided in Section 18 of this Agreement. If the arbitrator determines that the Manager failed to comply with the Enterprise Employee Policies, Manager shall be given an opportunity to cure the failure and a reasonable amount of time to implement the cure. In the event that the Authority believes that Manager has failed to implement such cure within the given time period, the matter shall again be subject to arbitration, with failure to cure to the reasonable satisfaction of the arbitrator constituting a Material Breach under this Agreement.

4.6.11 Removal of Employees. Manager will act in accordance with the Enterprise Employee Policies with respect to the discharge, demotion or discipline of any Authority Employee. Manager shall retain sole discretion with respect to the discharge, demotion or discipline of any Manager Employee; provided, however, that the revocation, suspension or denial of a Manager Employee’s license required by applicable Legal Requirements shall remain under the authority of the Tribal Gaming Agency, pursuant to the Tribal Gaming Ordinance and the Compact.

4.7 Marketing. At least three (3) months before the anticipated Commencement Date, Manager shall prepare a comprehensive plan for advertising and marketing the Facility (“Marketing Plan”). Prior to the execution of any contract for the purchase of advertising, or the employment of any agency to implement the Marketing Plan, the Marketing Plan shall be presented to the Operations Board for review and approval.

4.8 Pre-Opening.

4.8.1 Pre-Opening Budget. Four (4) months prior to the anticipated Commencement Date, Manager shall commence implementation of a pre-opening program which shall include all activities necessary to operationally prepare the Facility for opening. To implement the pre-opening program, Manager shall prepare a comprehensive pre-opening budget which shall be submitted to the Operations Board for its approval no later than five (5) months prior to the anticipated Commencement Date (“Pre-Opening Budget”). The Pre-Opening Budget shall set forth expenditures which Manager anticipates to be necessary or desirable in order to prepare the Facility for the Commencement Date, including, without limitation, cash for disbursements, Furnishings and Equipment and Operating Supplies, hiring, training, relocation and temporary lodging of employees, advertising and promotion, office overhead and office space (whether on or off the Property) and travel and business entertainment (including opening celebrations and ceremonies) (“Pre-Opening Expenses”). Such Pre-Opening Expenses shall be funded from the proceeds of the Financing.

4.8.2 Staffing Plan. Manager shall have the responsibility and authority to prepare the Staffing Plan and to direct the selection, retention and training of all employees performing services in connection with the management, operation and maintenance of the Enterprise on and after the Commencement Date. No later than one hundred and eighty (180) days prior to the anticipated Commencement Date, Manager will have the responsibility to submit to the Operations Board, for its approval, a detailed Staffing Plan for all personnel necessary to manage, operate and maintain the Facility in the manner contemplated by this Agreement, which Staffing Plan shall include, without limitation, organizational charts, a job classification system with job descriptions, salary levels and wage scales (the “Staffing Plan”).

4.8.3 Reasonable Estimate Only. The Authority recognizes that the Pre-Opening Budget will be prepared well in advance of the Commencement Date and is intended only to be a reasonable estimate, subject to variation due to a number of factors, some of which will be outside of Manager’s control (e.g. the time of completion, inflationary factors and varying conditions for the goods and services required). The Authority agrees that the Pre-Opening Budget may be modified from time to time, subject to approval of the Operations Board in accordance with the procedure established by Section 4.11.3 of this Agreement for adjustments to the Annual Business Plan, Annual Operating Budget and Annual Capital Budget.

4.10 Operating Capital. The operating capital for the Enterprise shall be provided by the Authority from the proceeds of the Financing.

4.11 Annual Business Plan, Annual Operating Budget and Annual Capital Budget.

4.11.1 Submission. Manager shall, prior to the scheduled Commencement Date, submit to the Operations Board, for its approval, a proposed Annual Business Plan, Annual Operating Budget and Annual Capital Budget for the remainder of the current Fiscal Year. Thereafter, Manager shall, not less than thirty (30) days prior to the commencement of each full or partial Fiscal Year, submit to the Operations Board, for its approval, a proposed Annual Business Plan, Annual Operating Budget and Annual Capital Budget for the ensuing full or partial Fiscal Year, as the case may be.

4.11.2 Content. The Annual Business Plan, Annual Operating Budget and Annual Capital Budget for the Enterprise shall include:

(a) a statement of estimated income and expenses, a projected balance sheet and projection of cash flow for the Enterprise for the coming Fiscal Year, with detailed justifications explaining the assumptions used therein, such operating budget to reflect the estimated results of the operation during each month of the subject Fiscal Year and the Minimum Balance which must remain in the Enterprise Bank Accounts and the House Bank as of the end of each month during the Fiscal Year to assure sufficient liquidity for working capital purposes, the House Bank and other expenditures;

(b) either as part of the statement of the estimated income and expenses referred to in the preceding clause (a), or separately, budgets for:

(i) repairs and maintenance;

(ii) payroll and benefits;

(iii) Capital Replacements;

(iv) Furnishings and Equipment;

(v) advertising, marketing and promotional expenses for the Enterprise;

(vi) the estimated cost of Promotional Allowances; and

(c) a marketing plan, staffing plan and information technology plan for the subject Fiscal Year.

4.11.3 Review and Approval. The Operations Board’s review and approval of the Annual Business Plan, Annual Operating Budget and Annual Capital Budget shall proceed with all deliberate speed and shall not be unreasonably withheld or delayed. The Operations Board shall review the Annual Business Plan, Annual Operating Budget and Annual Capital Budget on a line-by-line basis. To be effective, any notice which disapproves a proposed Annual Business Plan, Annual Operating Budget and Annual Capital Budget must contain specific objections in reasonable detail to individual line items.

4.11.4 Disputed Budget Items. If the proposed Annual Business Plan, Annual Operating Budget and Annual Capital Budget contain disputed budget item(s), the Authority Representatives on the Operations Board and the Manager agree to cooperate with each other in good faith to resolve objections to proposed line item(s). In the event the Operations Board and the Manager are not able to reach mutual agreement concerning objections to line item(s) within a period of fifteen (15) days after written notice of objection, the matter shall be presented to the Authority Board for final resolution. In the interim, if the Operations Board and the Manager are unable to resolve the objections to line item(s) prior to the commencement of the applicable Fiscal Year, the undisputed portions of the proposed Annual Business Plan, Annual Operating Budget and Annual Capital Budget shall be deemed to be adopted and approved and the corresponding line item(s) objected to contained in the Annual Business Plan, Annual Operating Budget and Annual Capital Budget for the preceding Fiscal Year shall be adjusted as set forth herein and shall be substituted in lieu of the disputed line item(s) in the proposed Annual Business Plan, Annual Operating Budget and Annual Capital Budget. Those line items which are in dispute shall be determined by increasing the preceding Fiscal Year’s actual expense for the corresponding line items by an amount determined by Manager which does not exceed the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, all items (1982-1984 = 100) for the Fiscal Year prior to the Fiscal Year with respect to which the adjustment to the line item(s) is being calculated or any successor or replacement index thereto. The resulting Annual Business Plan, Annual Operating Budget and Annual Capital Budget obtained in accordance with the preceding sentence shall be deemed to be the Annual Business Plan, Annual Operating Budget and Annual Capital Budget in effect until such time as Manager and the Operations Board have resolved the items.

4.12 Adjustments to Annual Business Plan, Annual Operating Budget and Annual Capital Budget. Manager may, after notice to and approval by the Operations Board, revise the Annual Business Plan, Annual Operating Budget and Annual Capital Budget from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include material, additional or unanticipated Operating Expenses. Manager may, after notice to the Operations Board, reallocate part or all of the amount budgeted with respect to any line item to another line item and to make such other modifications to the Annual Business Plan, Annual Operating Budget and Annual Capital Budget as Manager deems necessary, provided that the adjusted Annual Business Plan, Annual Operating Budget and Annual Capital Budget shall not exceed one hundred ten percent (110%) of the aggregate approved Annual Business Plan, Annual Operating Budget and Annual Capital Budget without approval of the Operations Board. Manager shall submit a revision of the Annual Business Plan, Annual Operating Budget and Annual Capital Budget to the Operations Board for review on a quarterly basis. In addition, in the event actual Gross Revenues for any period are greater than those provided for in the Annual Business Plan, Annual Operating Budget and Annual Capital Budget, the amounts approved in the Annual Business Plan, Annual Operating Budget and Annual Capital Budget for all variable costs, including but not limited to, guest services, food and beverage, telephone, utilities, marketing and the repair and maintenance of the Facility for any month shall be automatically deemed to be increased to an amount that bears the same relationship (ratio) to the amounts budgeted for such items as actual Gross Revenue for such month bears to the projected Gross Revenue for such month. The Authority acknowledges that the Annual Business Plan, Annual Operating Budget, and Annual Capital Budget are intended only to be a reasonable estimate of the Enterprise’s Gross Revenues and Operating Expenses for the ensuing Fiscal Year. Manager shall not be deemed to have made any guarantee concerning projected results contained in the Annual Business Plan, Annual Operating Budget and Annual Capital Budget.

4.12.1 Annual Capital Budget. In addition to the provisions set forth above, the Annual Capital Budget shall describe the estimated useful life and estimated replacement costs for the ensuing full or partial year, as the case may be, for the physical plant, furnishings, equipment, and ordinary capital replacement items, all of which are defined to be any items, the cost of which is capitalized and depreciated, rather than expensed, using GAAP ( “Capital Replacements”) as shall be required to operate the Enterprise in accordance with sound business practices.

4.12.2 Depreciation and Amortization. Furnishings and Equipment shall be depreciated in accordance with GAAP. All transaction costs associated with the Financing shall be amortized equally over the initial term of the Financing.

4.13 Capital Replacements. The Authority shall effect and expend such amounts for Capital Replacements as shall be required, in the course of the operation of the Enterprise, to maintain, at a minimum, the Enterprise in compliance with any Legal Requirements and to comply with Manager’s recommended programs for renovation, modernization and improvement intended to keep the Enterprise competitive in its market, to maintain industry standards, or to correct any condition of any emergency nature, including, without limitation, maintenance, replacements or repairs which are required to be effected by the Authority, which in Manager’s sole discretion requires immediate action to preserve and protect the Facility, assure its continued operation, and/or protect the comfort, health, safety and/or welfare of the Facility’s guests or employees (an “Emergency Condition”). Manager is authorized to take all steps and to make all expenditures from the Disbursement Account described in Section 4.20.4 (in the case of non-capitalized repairs and maintenance), or Capital Replacement Reserve described in Section 4.14 (in the case of expenditures for Capital Replacements) as it deems necessary to repair and correct any Emergency Condition, regardless whether such provisions have been made in the Annual Business Plan, Annual Operating Budget and Annual Capital Budget for any such expenditures. Manager shall promptly notify the Operations Board of any material expenditures made for an Emergency Condition. Design and installation of Capital Replacements shall be effected in a time period and subject to such conditions as the Operations Board may establish to minimize interference with or disruption of ongoing operations.

4.14 Capital Replacement Reserve. The Authority shall at all times retain complete ownership of the Facility. Manager shall establish a Capital Replacement Reserve on behalf of the Authority on the books of account of the Enterprise, and the periodic contributions of cash required by Section 4.15 shall be deposited by the Manager into an account (the “Capital Replacement Reserve”) established in the Authority’s name at a bank designated by the Operations Board in accordance with Section 4.20.1 of this Agreement. All amounts in the

Capital Replacement Reserve shall be invested in Permitted Investments in accordance with Section 4.20.6 to the extent that availability of funds, when required, is not thereby impaired. Interest earned on amounts deposited in the Capital Replacement Reserve shall be credited to the Capital Replacement Reserve and shall be available for payment of expenditures for Capital Replacements to the Facility. Manager shall draw on the Capital Replacement Reserve for Capital Replacements to purchase those items included in the Annual Capital Budget approved by the Operations Board or such emergency additions, repairs or replacements as shall be required to correct an Emergency Condition or to comply with operating standards.

4.15 Periodic Contributions to Capital Replacement Reserve. In accordance with Section 6.3 of this Agreement, Manager shall make monthly deposits on behalf of the Authority from funds otherwise due and payable to the Tribe to the extent available after the calculation of the Management Fee into the Capital Replacement Reserve in amounts equivalent to the monthly amount budgeted for Capital Replacements and Emergency Conditions for that period but in no event less than amounts equivalent to an annual rate of three percent (3%) of Gross Revenues unless otherwise agreed by the Manager and the Authority. The cash amounts required to be so deposited shall be calculated and deposited into the Capital Replacement Reserve, in arrears, no later than the fifteenth (15th) day of the month immediately following the month with respect to which a deposit is made. In addition, proceeds from the sale of capital items (determined to be capital items in accordance with GAAP) no longer needed for the operation of the Enterprise, and the proceeds of any insurance received in reimbursement for any items previously paid for from the Capital Replacement Reserve, may be deposited into the Capital Replacement Reserve upon receipt as determined by the Operations Board, but in any event any such deposit shall reduce the amount otherwise required by a like amount.

4.16 Use and Allocation of Capital Replacement Reserve. Any expenditures for Capital Replacements which have been budgeted and previously approved may be paid from the Capital Replacement Reserve without further approval from the Authority. Any amounts remaining in the Capital Replacement Reserve at the close of any year shall be carried forward and retained in the Capital Replacement Reserve until fully used.

4.17 Intentionally Deleted.

4.18 Internal Control Systems. Manager shall install systems for monitoring of all funds (the “Internal Control Systems”), which systems shall comply with all Legal Requirements, and shall be submitted to the Tribal Gaming Agency for approval in advance of implementation. The Authority shall retain the right to review all Internal Control Systems and any changes instituted to the Internal Control Systems of the Enterprise; provided, however that the Internal Control Systems shall at a minimum and at all times comply with the Legal Requirements. The Authority shall have the exclusive right to select and retain an auditor to review the adequacy of the Internal Control Systems prior to the Commencement Date, and to review the books of account of the Enterprise from time to time. The cost of such review prior to the Commencement Date shall be a Pre-Opening Expense, and after the Commencement Date the costs for the auditor shall be an Operating Expense. Any material changes in such systems after the Commencement Date also shall be subject to review in accordance with the Legal Requirements. Manager shall have the right and duty to maintain and police the Internal Control Systems in order to prevent any loss of proceeds from the Enterprise. The Tribal Gaming Agency shall have the right to inspect and oversee the Internal Control System at all times. Manager shall install a closed circuit television system to be used for monitoring the cash handling activities of the Enterprise sufficient to meet all Legal Requirements.

4.19 Surveillance System. A surveillance system (including, without limitation, closed-circuit television) for monitoring the activities of the customers, employees, supervisors and management personnel, as well as the tracking of the movement of all funds into, within and out of the Enterprise, shall be established and approved by the Tribal Gaming Agency in consultation with Manager. The surveillance system shall be operated and maintained by the Manager. The Tribal Gaming Agency, however, shall have access to all surveillance equipment and information in order to ensure that the Facilities operated in compliance with IGRA, the Compact, and Tribal law. The costs associated with the surveillance system shall constitute Operating Expenses.

4.20 Banking and Bank Accounts.

4.20.1 Enterprise Bank Accounts. The Operations Board shall select and approve a bank or banks for the deposit and maintenance of funds and shall establish in such bank or banks accounts as Manager deems appropriate and necessary in the course of business and as consistent with this Agreement (“Enterprise Bank Accounts”). Establishment of any Enterprise Bank Accounts shall be subject to the approval of the Operations Board. The sum of money agreed to by the Operations Board to be maintained in the Enterprise Bank Account(s) to serve as working capital for Enterprise operations shall include all sums needed for the House Bank and all sums needed to accrue for payment of expenses not paid on a monthly basis (the “Minimum Balance”). The Authority will execute Irrevocable Banking Instructions with regard to each Enterprise Bank Account to be in effect during the Term of this Agreement in form and substance satisfactory to the Authority, the Operations Board and the Manager.

4.20.2 No Cash Disbursements. Manager shall not make any cash disbursements from the Enterprise Bank Accounts except for the payment of cash prizes; and except for such cash disbursements, any and all payments or disbursements by the Manager shall be made by check or wire transfer drawn against an Enterprise Bank Account.

4.20.3 Daily Deposits to Depository Account. Manager shall establish in the Authority’s name a Depository Account. Manager shall collect all Gross Revenues and other proceeds connected with or arising from the operation of the Enterprise, the sale of all products, food and beverage, and all other activities of the Enterprise and deposit the related cash daily into the Depository Account at least once during each twenty-four (24) hour period. All money received by the Enterprise on each day that it is open must be counted at the close of operations for that day or at least once during each twenty-four (24) hour period. Manager agrees to obtain a bonded transportation service to effect the safe transportation of the daily receipts to the bank, the expense for which shall constitute an Operating Expense.

4.20.4 Disbursement Account. Manager shall establish in the Authority’s name a Disbursement Account. Manager shall, consistent with and pursuant to the approved Annual Business Plan, Annual Operating Budget and Annual Capital Budget, have responsibility and authority for making all payments for Operating Expenses, debt service, Management Fees, fees paid to the Developer pursuant to the Development Agreement, and distributions to the Tribe from the Disbursement Account.

4.20.5 Transfers Between Accounts. Manager has the authority to transfer funds from and between the Enterprise Bank Accounts to the Disbursement Account in order to pay Operating Expenses and to pay debt service and fees to the Developer pursuant to the Development Agreement, to invest funds in Permitted Investments and to pay the Management Fees payable to Manager and distributions to the Capital Replacement Reserve and to the Tribe pursuant to this Agreement.

4.20.6 Investment of Funds. The Manager may invest and reinvest all money held in the Enterprise Bank Accounts in such Permitted Investments as the Manager may from time to time direct. Such Permitted Investments shall be registered in the name of the Authority and held by or under the control of the Authority. Such investments and reinvestments shall be made giving full consideration for the time at which funds are required to be available under this Agreement. The Manager shall, in such order of priority as the Manager may from time to time direct, sell such investments as and when required to make any payment from the Disbursement Account. Any income received on such investments shall be credited to the Disbursement Account.

4.21 Insurance. Manager, on behalf of the Authority and the Tribe, shall arrange for, obtain and maintain, or cause its agents to maintain, with responsible insurance carriers licensed to do business in the State, insurance (including coverage of public liability and property loss or damage) satisfactory to Manager and the Operations Board covering the Facility and the operations of the Enterprise, naming the Tribe, the Authority, Manager, and certain of Manager’s Affiliates as designated by Manager as insured parties.

4.22 Accounting and Books of Account.

4.22.1 Statements. Manager shall prepare and provide to the Authority on a monthly, quarterly, and annual basis, operating statements. The operating statements shall comply with all Legal Requirements and shall include an income statement, statement of cash flows, and balance sheet and statement of capital for the Enterprise in accordance with GAAP. Such statements shall include the Annual Business Plan, Annual Operating Budget and Annual Capital Budget projections as comparative statements, and which, after the first full year of operation, will include comparative statements from the comparable period for the prior year of Gross Revenues and Operating Expenses. Such statements shall be prepared in accordance with GAAP. The Authority will also promptly provide to Manager such other information concerning the business, property or financial condition of the Enterprise as Manager may reasonably request.

4.22.2 Books of Account. Manager shall maintain full and accurate books of account at an office in the Facility and at such other location as may be determined by Manager in its discretion. The Authority shall have access to the daily operations of the Enterprise and shall have the unlimited right to inspect, examine, and copy all such books and supporting business records. Such rights may be exercised through the Operations Board or through an agent, employee, attorney, or independent accountant acting on behalf of the Authority. The Tribal Gaming Agency shall also have access to the daily operations of the Enterprise and to all books and records relating thereto.

4.22.3 Accounting Standards. Manager shall maintain the books and records reflecting the operations of the Enterprise in accordance with the accounting practices of Manager in conformity with GAAP consistently applied and shall adopt and follow the fiscal accounting periods utilized by Manager in its normal course of business (i.e., a month, quarter and year prepared in accordance with the Authority’s Fiscal Year). The accounting systems and procedures shall comply with Legal Requirements and, at a minimum:

(a) include an adequate system of internal accounting controls;

(b) permit the preparation of financial statements in accordance with GAAP;

(c) be susceptible to audit;

(d) permit the calculation and payment of the Management Fee described in Section 6.6;

(e) permit the calculation of annual fees due for Class II Gaming pursuant to 25 C.F.R. § 514.1 of the NIGC regulations; and

(f) provide for the allocation of operating expenses or overhead expenses among the Authority, the Enterprise, and any other user of shared facilities and services.

4.22.4 Annual Audit. A nationally recognized certified public accounting firm with demonstrated experience and expertise in the gaming industry selected and approved by the Authority, shall perform an annual audit of the books and records of the Enterprise and of all contracts for supplies, services or concessions reflecting Operating Expenses. Such audits shall be provided by the Authority to all applicable federal and state agencies, as required by Legal Requirements, and may be used by Manager for reporting purposes under federal and state securities laws, if required. The reasonable costs actually incurred in good faith of such audits shall be an Operating Expense.

5. Liens.

5.1 Representation and Warranty. Subject to the exceptions hereinafter stated in Section 5.2, the Authority specifically warrants and represents to Manager that during the Term neither the Authority nor the Tribe shall act in any way whatsoever to cause or suffer any person or entity to become an encumbrancer or lienholder of the Authority property, other than Manager or Lender, or to allow any person or entity to obtain any interest in this Agreement without the prior written consent of Manager, and, where applicable, consent from the BIA or NIGC. The Authority and Manager (to the extent within the Manager’s control) shall keep the Enterprise free and clear of all enforceable liens which may attach to the Enterprise, and the real property components of the Facility shall at all times remain the property of the United States in trust for the Tribe. If any such lien is claimed or filed, it shall be the duty of the Authority to discharge the lien within thirty (30) days after having been given written notice of such claim, either by payment to the claimant, by the posting of a bond and the payment into the court of the amount necessary to relieve and discharge the Enterprise from such claim, or in any other manner which will result in the discharge or stay of such claim. Manager is hereby authorized to act in behalf of the Authority to discharge any liens.

5.2 Exceptions. The Authority shall have the right to grant security interests in Enterprise revenues subordinated to the interests of the Manager, as well as first priority security interests in any Enterprise assets for the Financing.

6. Management Fee, Reimbursements, Disbursements, and Other Payments by Manager.

6.1 Disbursements. As and when received by the Enterprise, Gross Revenues shall be deposited in the Depository Account created pursuant to Section 4.20.3 of this Agreement. There shall, in turn, be disbursed as directed by Manager, on no less frequently than a monthly basis, for and on behalf of the Authority, funds from the Enterprise Bank Account(s) to pay, to the extent available, Operating Expenses and required deposits into the Capital Replacement Reserve for Capital Replacements. The Manager shall be responsible for assuring that the bills and expenses of the Enterprise are paid out of Gross Revenues or the proceeds of the Financing to the extent available. Subject to the reasonable approval of the Operations Board, Manager will reserve funds in the Enterprise in amounts equal to the Minimum Balance, and Manager may increase the Minimum Balance, at any time following the Commencement Date to reflect unanticipated working capital needs revealed by actual Enterprise operations.

6.2 Adjustment to Bank Account. After the disbursements pursuant to Section 6.1, any excess funds remaining in the Enterprise Bank Account(s) over the Minimum Balance, the Capital Replacement Reserve, and such additional reserves, shall be disbursed monthly in accordance with Section 6.3.

6.3 Payment of Fees and Tribe Disbursement. Within fifteen (15) days after the end of each calendar month of operations, Manager shall calculate Gross Revenues, Operating Expenses, and Net Revenues of the Enterprise for the previous month’s operations and the year’s operations to date. Such Net Revenues, less any reasonable reserve requirements, shall be disbursed from the Enterprise Bank Account(s) to the extent available to pay the scheduled items to the extent due and payable and earned in the following order of priority:

(a) the Minimum Monthly Payment described in Section 6.4.1;

(b) current principal and any other payments due pursuant to the Financing Agreements, and, if payments are due quarterly, a reserve equal to one-third (1/3) of the scheduled quarterly payment shall be deposited in a designated Enterprise Bank Account for such payment, and may be invested in accordance with Section 4.20.6;

(c) to the extent not repaid from the proceeds of the Financing, recoupment payments to the Developer and the Tribe for advances under the Development Agreement;

(d) payment to the Developer of the development fee under the Development Agreement;

(e) Management Fees for the current period or any prior period to the extent of insufficient funds for the prior period; and

(f) Capital Replacement Reserve contributions as described in Section 4.15.

All remaining Net Revenues (the “Monthly Distribution Payment”) and cash from any prior period shall be distributed to the Tribe at the same time the Management Fee is paid. The priority of payments from available funds which is described in this Section 6.3 does not control the calculation of the amount of each of these obligations. The calculation of the amounts of these obligations shall be as otherwise provided by this Agreement or such other agreements pursuant to which such amount is specified. The Manager and the Authority agree that they will disburse all Net Revenues and pay all Operating Expenses in accordance with the terms of this Section 6.3.

6.4 Monthly Payments.

6.4.1 Minimum Monthly Payment. The Manager shall disburse from the Enterprise Bank Account(s) to the Tribe THREE HUNDRED THOUSAND DOLLARS ($300,000) per month (the “Minimum Monthly Payment” ), beginning one month after the Commencement Date and continuing for the remainder of the Term. Such Minimum Monthly Payment shall be the same, and not in addition to, the minimum monthly payment required under the Development Agreement. The Minimum Monthly Payment shall be payable to the Tribe in arrears on the fifteenth (15th) day of each calendar month following the month in which the Commencement Date occurs, which payment shall have priority as stated in Section 6.3. If the Commencement Date is a date other than the first day of a calendar month, the first payment will be prorated from the Commencement Date to the end of the month. Minimum Monthly Payments shall be charged against the Tribe’s distribution of Net Revenues for each month. Minimum Monthly Payments shall be made for any month during which Gaming is conducted, including those months when Gaming is conducted for only a part of a month. No Minimum Monthly Payment shall be owed for any full month during which Gaming is suspended or terminated at the Facility pursuant to Section 4.4, and the obligation to make Minimum Monthly Payments shall cease upon termination of this Agreement. Except as provided in the preceding sentence of this Section 6.4.1, Manager’s obligation to pay the Tribe the Minimum Monthly Payment is unconditional, and shall not be affected by the actual level of Net Revenues generated by the Enterprise.

6.5 Payment of Net Revenues. The Net Revenues paid to the Tribe pursuant to this Section 6 shall be payable to a Tribal bank account specified by the Tribal Legislature in a notice to Manager pursuant to Section 9.2.

6.6 Management Fee. Subject to the provisions of Section 6.3, on or before the fifteenth (15th) day of each month beginning in the first calendar month after the Commencement Date and ending on the seventh (7th) anniversary of the Commencement Date, Manager is authorized by the Tribe to pay itself from the Enterprise Bank Account(s) for seven (7) years a fee equal to thirteen and four tenths percent (13.4%) of the Net Revenues. Unless otherwise agreed to by the parties in writing, any remaining Management Fee due to the Manager at the end of the Term shall be paid to Manager by the Tribe within twenty-one (21) days of the end of the Term.

6.7 Annual Statement and Adjustment of Management Fee. Within ninety (90) days following the end of the Fiscal Year in which the Commencement Date occurs and thereafter following the end of each Fiscal Year (or portion thereof) until the date all Management Fees are paid, the Authority shall provide to Manager operating statements derived from audited financial statements (the “Year End Operating Statements” ) for the preceding Fiscal Year, which after a full year of operation will include comparative statements, which set forth among other things, Gross Gaming Revenues (win), Gross Revenues, Operating Expenses, Net Revenues (gaming), Net Revenues (other), Cash Flow from Operations and the amount of the Management Fee paid or payable to Manager pursuant to Section 6.6. Such statements shall be prepared in accordance with GAAP, consistently applied and shall be certified as true, complete and accurate by nationally recognized independent auditors with demonstrated experience and expertise in the gaming industry selected by the Authority after consultation with Manager. Manager shall have the right to audit these Year End Operating Statements by examination of all or any part of the books and records of the Enterprise as Manager, in its sole discretion, may require. To the extent that the Manager’s audit of the Year End Operating Statements determines that the Management Fees paid during the preceding Fiscal Year require adjustment in order to accurately reflect the amount due as provided by Section 6.6 of this Agreement, that adjustment shall be made within fifteen (15) days of notification by Manager to the Authority.

6.8 Manager’s Compensation Cap. Notwithstanding any other provision in this Agreement to the contrary, pursuant to 25 C.F.R. § 531.1(i), all Gaming related fees and compensation received by Manager pursuant to this Agreement will not in the aggregate equal more than thirty percent (30%) (the “Cap”) of the Net Revenues (gaming) per annum. The parties acknowledge that all non-Gaming fees and compensation are not included in or subject to the Cap.

7. Trade Names, Trade Marks and Service Marks.

7.1 Enterprise Name. The Enterprise shall be operated under a business name which readily identifies the Enterprise to the public along with a reference to the Tribe or such other name as the parties may agree (the “Enterprise Name”).

7.2 Marks. Prior to the Commencement Date and from time to time during the Term hereof, Manager agrees to erect and install, in accordance with applicable codes and regulations, all signs Manager deems necessary in, on or about the Facility, including, but not limited to, signs bearing the Enterprise Name. The costs of purchasing, leasing, transporting, constructing, maintaining and installing the required signs and systems shall be part of the Pre-Opening Expenses or Operating Expenses as appropriate.

7.2.1 Tribe’s Marks. The Manager agrees to recognize the exclusive right of ownership of the Tribe or the Authority to all of the Tribe’s or the Authority’s service marks, trademarks, copyrights, trade names, patents or other similar rights or registrations, now or hereafter held or applied for in connection therewith; these marks shall include all marks which are unique to and developed for the Gaming Facility (collectively, the “Tribe’s Marks”). The Manager hereby disclaims any right or interest therein, regardless of any legal protection afforded thereto. The Manager acknowledges that all of the Tribe’s Marks might not be used in connection with the Gaming Enterprise, and the Tribe or the Authority shall have sole discretion to determine which Tribe’s Marks shall be so used. The Manager shall not use the Tribe’s name, or any variation thereof, directly or indirectly, in connection with (a) a private placement or public sale of securities or other comparable means of financing or (b) press releases and other public communications, without the prior written approval of the Tribe.

The Authority and Manager hereby agree that in the event the Tribe, the Authority and/or Manager is (are) the subject of any litigation or action brought by any party seeking to restrain the use, for or with respect to the Enterprise, by the Tribe, the Authority and/or Manager of any Tribe’s Mark used by Manager for or in connection with the Gaming Enterprise, any such litigation or action shall be defended entirely at the expense of the Tribe or the Authority, as applicable, notwithstanding that the Tribe or the Authority may not be named as a party thereto. In the event the Tribe or the Authority desires to bring suit against any user of any Tribe’s Mark, seeking to restrain such user from using any Tribe’s Mark, then such suit shall be brought only with the consent of the Tribe or the Authority, as applicable, and at the expense of the Tribe or the Authority, as applicable, notwithstanding that such user may be a prior or subsequent user. In all cases the conduct of any suit whether brought by the Tribe and/or Manager on behalf of the Authority or instituted against the Tribe, the Authority and/or Manager shall be under the absolute control of the Tribe notwithstanding that the Tribe may not be a party to such suit. The Manager, at its sole cost, shall have the right to engage its own legal counsel and the Manager’s own counsel shall have the right to non-controlling participation in any such litigation. The Manager shall have the right at any time during the course of such litigation to withdraw from participation therein. The Authority hereby agrees to hold Manager harmless from and to indemnify Manager against any judgments or awards of any court or administrative agency of competent jurisdiction, whether such awards be in the form of damages, costs or otherwise, which Manager is required to pay and/or pays arising from the use of any Tribe’s Marks or names or similar rights or registrations for or in connection with the Enterprise; provided, however, that Manager cannot effect a settlement of such suit without the prior written consent of the Authority.

7.2.2 Manager’s Marks. The Tribe and the Authority agree to recognize the exclusive right of ownership of Manager and/or Manager’s Affiliates to all Manager’s service marks, trademarks, copyrights, trade names, patents or other similar rights or registrations now or hereafter held or applied for in connection therewith, including, but not limited to, any and all use of the words “Mohegan”, “Sun” or “Mohegan Sun” in any way associated with gaming, resorts, or hotels, or any and all enterprises, services or products relating thereto (collectively, the “Manager’s Marks”). The Tribe and the Authority hereby disclaim any right or interest therein, regardless of any legal protection afforded thereto. The Tribe and the Authority acknowledge that all of Manager’s Marks might not be used in connection with the Enterprise, and Manager, with the prior written consent of the Authority, shall have sole discretion to determine which Manager’s Marks shall be so used. The Tribe and the Authority covenant that in the event of termination, cancellation or expiration of this Agreement, whether as a result of a default by Manager or otherwise, the Authority shall not hold itself out as, or continue operation of the Enterprise as Manager’s casino nor will it utilize any of Manager’s Marks or any variant thereof in the operation of its Facility. The Authority agrees that Manager or its respective representative may, at any time thereafter, enter the Facility for the sole purpose of removing all signs, furnishings, printed material, emblems, slogans or other distinguishing characteristics which are now or hereafter may be connected or identified with Manager or which carry any Manager’s Mark and shall leave the premises in suitable condition. Without limiting the foregoing, the Authority shall not use the name “Mohegan”, “Mohegan Sun”, “Mohegan Tribal Gaming Authority” or any variation thereof, directly or indirectly, in connection with (a) a private placement or public sale of securities or other comparable means of financing or (b) press releases and other public communications, without the prior approval of Manager.

The Authority and Manager hereby agree that in the event the Authority and/or Manager is (are) the subject of any litigation or action brought by any party seeking to restrain the use, for or with respect to the Enterprise, by the Authority and/or Manager of any Manager’s Mark used by Manager for or in connection with the Enterprise, any such litigation or action shall be defended entirely at the expense of Manager, notwithstanding that Manager may not be named as a party thereto. In the event the Authority desires to bring suit against any user of any Manager’s Mark, seeking to restrain such user from using any Manager’s Mark, then such suit shall be brought only with the consent of Manager and at the expense of Manager notwithstanding that such user may be a prior or subsequent user. In all cases the conduct of any suit whether brought by the Authority and/or Manager or instituted against the Authority, the Tribe and/or Manager shall be under the absolute control of Manager notwithstanding that Manager may not be a party to such suit. The Authority, at its sole cost, shall have the right to engage its own legal counsel and the Authority’s own counsel shall have the right to non-controlling participation in any such litigation. The Authority shall have the right at any time during the course of such litigation to withdraw from participation therein. Manager hereby agrees to hold the Authority harmless from and to indemnify the Authority against any judgments or awards of any court or administrative agency of competent jurisdiction, whether such awards be in the form of damages, costs or otherwise, which the Authority is required to pay and/or pays arising from the use of any Manager’s Marks for or in connection with the Enterprise; provided, however, that the Authority cannot effect a settlement of such suit without the prior written consent of Manager.

8. Taxes.

8.1 State and Local Taxes. If the State of Wisconsin or any local government attempts to impose any tax including any possessory interest tax upon any party to this Agreement with respect to the Enterprise, the Facility or the Property, the Enterprise in the name of the appropriate party or parties in interest, shall resist such attempt through legal action. This Section 8.1 shall in no manner be construed to imply that any party to this Agreement or the Enterprise is liable for any such tax.

8.2 Tribal Taxes. The Tribe agrees that neither it nor any Affiliate or representative of the Tribe will impose any taxes, fees, assessments or other charges of any nature whatsoever on payments of any debt service to any lender furnishing financing for the Facility or for the Enterprise, or on the Enterprise, the Facility, the revenues therefrom or on the Management Fee as described in Section 6.6 of this Agreement or any other payments to Manager or any of its Affiliates. The Tribe further agrees that neither it nor any Affiliate or representative of the Tribe will impose any taxes, fees, assessments or other charges of any nature whatsoever on the salaries or benefits, or dividends paid to, any of Manager’s or its Affiliates’ officers, directors, or employees, or any of the employees of the Enterprise, or any provider of goods, materials or services to the Enterprise. In accordance with Section 12, Manager retains the right, in its sole discretion, to terminate this Agreement and all related agreements if it reasonably determines that any statute, law, code or regulation of the Tribe renders operation of the Enterprise, or any component thereof, uncompetitive. The Tribe agrees that, although it has the power to do so, it recognizes the importance of remaining competitive, and therefor it will not levy or assess any sales, use, room occupancy and related excise taxes, including tourism, admissions and cabaret taxes and any other taxes which are more onerous than corresponding or similar taxes which may be imposed by the State of Wisconsin or local or county governments in the surrounding area including any goods or services supplied as Promotional Allowances. Except as otherwise provided herein, if any taxes, fees or assessments are levied by the Tribe, such taxes and assessments shall constitute Operating Expenses of the Enterprise.

9. General Provisions.

9.1 Situs of the Contracts. This Agreement and any other related agreements, as well as all contracts entered into between the Tribe, the Authority and any person or any entity providing services to the Enterprise, shall be deemed entered into in Kenosha, Wisconsin and shall be governed by and construed in accordance with Wisconsin law and, to the extent applicable, federal law.

9.2 Notice. Any notice required to be given pursuant to this Agreement shall be delivered to the appropriate party by Certified Mail, postage prepaid, Return Receipt Requested, by facsimile or nationally recognized overnight delivery service, addressed as follows:

If to the Tribe:	Menominee Indian Tribe of Wisconsin W2908 Tribal Office Loop Road P.O. Box 910 Keshena, WI 54135-910 Attn: Tribal Secretary Facsimile: (715) 799-3672

If to the Authority:	Menominee Kenosha Gaming Authority W2908 Tribal Office Loop Road P.O. Box 910 Keshena, WI 54135-910 Attn: Chairman Facsimile: (715) 799-3672

If to the Manager:	Mohegan Tribal Gaming Authority One Mohegan Sun Boulevard Uncasville, CT 06382 Attn: President and Chief Financial Officer Facsimile: (860) 862-4649

or to such other different address(es) as the parties may specify in writing using the notice procedure called for in this Section 9.2. Any such notice shall be deemed given two (2) days following deposit in the United States mail or upon actual delivery, whichever first occurs. The parties also designate the persons above named as agents for receipt of service of process.

9.3 Authority to Execute and Perform Agreement. The Tribe, the Authority and Manager represent and warrant that they each have full power and authority to execute this Agreement and to be bound by and perform the terms hereof. On request, each party shall furnish the others evidence of such authority.

9.4 Relationship. Neither the Tribe nor the Authority shall be construed as a joint venturer or partner of Manager by reason of this Agreement and neither shall have the power to bind or obligate Manager or be bound by the acts, errors or omissions of Manager except as set forth in this Agreement.

9.5 Manager’s Contractual Authority. Manager is authorized to make, enter into and perform in the name of and for the account of the Authority, doing business as the Enterprise, such contracts deemed necessary by Manager to perform its obligations under this Agreement, provided such contracts comply with the terms and conditions of this Agreement, including, but not limited to, Section 4.2.4 , and provided such contracts do not obligate the Enterprise to pay sums not approved in the Annual Business Plan, Annual Operating Budget and Annual Capital Budget.

9.6 Further Actions. The Tribe, the Authority and Manager agree to execute all contracts, agreements and documents and to take all actions necessary to comply with the provisions of this Agreement and the intent hereof.

9.7 Defense. Except for disputes between the Tribe and/or the Authority and Manager, and claims relating to the Tribe’s status as a Tribe or the trust status of the Property, Manager shall bring and/or defend and/or settle any claim or legal action brought against Manager, any Manager Employee, the Enterprise, the Authority or the Tribe, individually, jointly or severally, or any Authority Employee, arising from or in connection with the operation of the Enterprise. Manager shall retain and supervise legal counsel, accountants and such other professionals, consultants and specialists as Manager deems appropriate to defend any such claim or cause of action. All liabilities, costs and expenses, including reasonable attorneys’ fees and disbursements incurred in defending and/or settling any such claim or legal action which are not covered by insurance, shall be an Operating Expense, or, if incurred prior to the Commencement Date, shall be a Pre-Opening Expense. Nothing contained herein is a grant to Manager of the right to waive the Tribe’s, the Authority’s or the Enterprise’s sovereign immunity. That right is strictly reserved to the Tribe or the Authority. Any settlement of a third party claim or cause of action shall require approval of the Operations Board.

9.8 Waivers. No failure or delay by Manager, the Tribe or the Authority to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term, or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument signed by the parties waiving, altering or modifying such terms. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. No waiver on one occasion shall constitute a waiver on future occasions unless specifically set forth in such waiver.

9.9 Captions. The captions of each article, section and subsection contained in this Agreement are for ease of reference only and shall not affect the interpretational meaning of this Agreement.

9.10 Severability. If any provision, or any portion of any provision, of this Agreement is found to be invalid or unenforceable, such unenforceable provision, or unenforceable portion of such provision, shall be deemed severed from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement. If any provision, or any portion of any provision, of this Agreement is deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law. If, however, any material part of a party’s rights under this Agreement or any related agreement or instrument executed by the parties shall be declared invalid or unenforceable (specifically including Manager’s right to receive Management Fees) the party whose rights have been declared invalid or unenforceable shall have the option to terminate this Agreement upon thirty (30) days’ written notice to the other party, without liability on the part of the terminating party. A termination pursuant to this Section shall be subject to the terms and conditions of Section 12.4 (a) through (f).

9.11 Interest. Except for the Minimum Monthly Payment to the Tribe, any amount payable to Manager, the Authority or the Tribe by one party which has not been paid when due shall accrue interest at the same rate as set forth in the Financing Agreements.

9.12 Financing Plan. The Authority shall make available or otherwise cause to be established a development fund into which shall be deposited all of the proceeds of the Financing. The Authority’s total repayment obligation pursuant to the Financing Agreements and related agreements with respect to development and construction costs (including amounts advanced for development and construction costs by the Developer) shall not exceed the principal amount of SEVEN HUNDRED MILLION DOLLARS ($700,000,000) for construction of the first phase of development (including any temporary facility) and NINE HUNDRED MILLION DOLLARS ($900,000,000) for all phases of development, provided, however, this maximum amount shall not limit the Authority’s obligation to pay to Manager all fees, expenses and reimbursements under this Agreement, including, but not limited to, the Management Fee.

9.13 Travel and Out-of-Pocket Expenses. Manager shall be responsible for all travel and out-of-pocket expenses incurred in the performance of this Agreement. Subject to the Annual Operating Budget, all travel and out-of-pocket expenses of Authority Employees incurred in the performance of their duties shall be an Operating Expense.

9.14 Third Party Beneficiary. This Agreement is exclusively for the benefit of the parties hereto and it may not be enforced by any party other than the parties to this Agreement and shall not give rise to liability to any third party other than the authorized successors and assigns of the parties hereto as such are authorized by this Agreement; provided, however, that nothing herein shall limit the rights of the Tribal Gaming Agency to enforce applicable provisions of the Agreement.

9.15 Brokerage. Manager, the Authority and the Tribe represent and warrant that none of them has sought the services of a broker, finder or agent in this transaction, and none has employed, nor authorized, any other person to act in such capacity. Manager, the Authority and the Tribe each hereby agrees to indemnify and hold the others harmless from and against any and all claims, loss, liability, damage or expenses (including reasonable attorneys’ fees) suffered or incurred by the others as a result of a claim brought by a person or entity engaged or claiming to be engaged as a finder, broker or agent by the indemnifying party.

9.16 Survival of Covenants. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

9.17 Estoppel Certificate. Manager, the Authority and the Tribe agree to furnish to the others, from time to time upon request, an estoppel certificate in such reasonable form as the requesting party may request stating whether there have been any defaults under this Agreement known to the party furnishing the estoppel certificate and such other information relating to the Enterprise as may be reasonably requested.

9.18 Periods of Time. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the Tribe or the State of Wisconsin, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

9.19 Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation.

9.20 Exhibits. All exhibits attached hereto are incorporated herein by reference and made a part hereof as if fully rewritten or reproduced herein.

9.21 Successors and Assigns. The benefits and obligations of this Agreement shall inure to and be binding upon the parties hereto and their respective successors and assigns. Manager shall have the right to assign its rights under this Agreement to one or more of its Affiliates or its successor. With the exception of assignment to an Affiliate of Manager, this Agreement may not be assigned or its gaming obligations subcontracted by Manager, without written approval by the Authority, and the approval of the Chairman of the NIGC or his authorized representative. The Authority shall, without the consent of Manager, have the right to assign this Agreement and the assets of the Enterprise to the Tribe unless (i) such assignment would require any material consent of any third party or regulatory agency (until all necessary regulatory or other consents have been obtained) or (ii) would result in material prejudice of the rights of the Manager under this Agreement, in which case no assignment will be effected. No assignment authorized hereunder shall be effective until all necessary Legal Requirements have been met and approvals have been obtained. The Manager’s consent shall be required for the Tribe to assign any of its rights or delegate any of its obligations hereunder.

9.22 Stay, Extension and Usury Laws. The Authority covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement, and the Authority (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to Manager, but shall suffer and permit the execution of every such power as though no such law has been enacted.

9.23 Time is of the Essence. Time is of the essence in the performance of this Agreement.

9.24 Confidential Information.

9.24.1 Information. The parties agree that any information received concerning the others during the performance of this Agreement, regarding the parties’ organization, financial matters, marketing plans, or other information of a proprietary nature (the “Confidential Information”), will be treated by the parties in full confidence and, except as required to allow the parties to perform their respective covenants and obligations hereunder, or in response to legal process or appropriate and necessary inquiry or as required by state or Federal securities, gaming, or other laws or regulations, will not be revealed to any other persons, firms or organizations. This provision shall survive the termination of this Agreement for a period of two (2) years.

9.24.2 Non-disclosure. The obligations not to use or disclose the Confidential Information shall not apply to Confidential Information which (i) has been made previously available to the public by the Tribe, the Authority or Manager or Manager’s Affiliates or becomes generally available to the public, unless the Confidential Information being made available to the public results in a breach of this Agreement, (ii) prior to disclosure to the Tribe, the Authority or Manager or Manager’s Affiliates, was already rightfully in any such person’s possession, or (iii) is obtained by the Tribe, the Authority or Manager or Manager’s Affiliates from a third party who is lawfully in possession of such Confidential Information, and not in violation of any contractual, legal or fiduciary obligation to the Tribe, the Authority or Manager or Manager’s Affiliates, with respect to such Confidential Information and who does not require the Tribe, the Authority or Manager or Manager’s Affiliates to refrain from disclosing such Confidential Information to others.

9.25 Patron Dispute Resolution. Patron disputes concerning the play of Gaming which cannot be resolved on an informal basis shall be addressed and resolved in accordance with the Compact, the Tribal Gaming Ordinance, and the regulations promulgated thereunder.

9.26 Modification. Any change to or modification of this Agreement must be in writing, signed by both parties hereto and shall be effective only upon approval by the Chairman of the NIGC, the date of signature of the parties notwithstanding.

9.27 Indemnification of Manager. To the fullest extent permitted by law, the Authority shall fully protect, indemnify, defend and hold harmless Manager, its Affiliates and their respective members, partners, officers, directors, agents, sureties, servants and employees and successors and assigns (hereinafter collectively, “Indemnitees”) for, from and against any and all liabilities, claims, damages, demands, losses, costs or expenses (including, without limitation, attorneys’ fees for counsel of Manager’s choosing), arising out of or resulting from, either directly or indirectly, the performance of this Agreement and whether or not arising from the sole or contributory negligence of the Manager, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnitees. The cost of defending a lawsuit pursuant to this Section as well as any liability, damages, demands, losses, costs or expenses incurred by Manager shall be a reimbursable expense where incurred prior to the Commencement Date, which the Authority agrees to reimburse Manager promptly upon request, and an Operating Expense where incurred after the Commencement Date, and shall be payable as incurred by Manager. Nothing in this Section shall be construed to waive or limit the Tribe’s or the Authority’s sovereign immunity.

10. Warranties.

10.1 Definitions. As used in this Section 10 , “Member of the Tribal Legislature” means any member of the Tribal Legislature, the Tribal Gaming Agency, any independent board or body created to oversee any aspect of Gaming, and any Tribal court official, and “Relative” means an individual residing in the same household who is related as a spouse, father, mother, son or daughter.

10.2 Noninterference in Tribal Affairs. Manager agrees not to interfere in or attempt to wrongfully influence the internal affairs or government decisions of the Tribal Legislature by offering cash incentives, by making written or oral threats to the personal or financial status of any person, or by any other action, except for actions in the normal course of business of Manager that relate to the Enterprise. For the purposes of this Section 10.2, if any such undue interference in Tribal affairs is alleged by the Tribal Legislature in writing and the NIGC finds that Manager has unduly interfered with the internal affairs of the Tribal Legislature and has not taken sufficient action to cure and prevent such interference, that finding of interference shall be grounds for termination of the Agreement. Manager shall be entitled to immediate written notice and a complete copy of any such complaint to the NIGC.

10.3 Prohibition of Payments to Members of Tribal Legislature. Manager represents and warrants that no payments have been or will be made by Manager or Manager’s Affiliates, to any Member of the Tribal Legislature or any Relative of a Member of Tribal Legislature for the purpose of obtaining any special privilege, gain, advantage or consideration.

10.4 Prohibition of Hiring Members of Tribal Legislature. No member of the Tribal Gaming Agency shall be employed at the Enterprise. No Member of the Tribal Legislature or Relative of a Member of the Tribal Legislature may be employed at the Enterprise or by Manager or its Affiliates without a written waiver of this Section 10.4 by the Tribe. For this purpose, the

Tribe will identify all such persons to Manager in a writing and take reasonable steps to keep the list current; Manager shall not be held responsible if any person not on such written list is employed.

10.5 Prohibition of Financial Interest in Enterprise. No Member of the Tribal Legislature or Relative of a Member of the Tribal Legislature shall have a direct or indirect financial interest in the Enterprise greater than the interest of any other member of the Tribe.

10.6 Preservation of Agreement. The Manager, the Authority and the Tribe each warrant and represent that they shall not act in any way whatsoever, directly or indirectly, to cause this Agreement to be amended, modified, canceled, or terminated, except pursuant to Section 9.26. In furtherance thereof, the Authority and the Tribe each warrant and represent that they shall not enter into any contract or agreement binding upon the Enterprise which materially adversely affects the rights and obligations of the Manager under this Agreement. The Manager, the Authority and the Tribe warrant and represent that they shall take all actions necessary to ensure that this Agreement shall remain in full force and effect at all times.

10.7 Ownership of the Facility. The Tribe warrants and represents that it has created the Authority for the purpose of owning and operating the Facility and that, during the Term, the Authority shall be the owner of the Facility and the Enterprise, except for that portion of the Facility which constitutes real property and is held in trust by the United States of America for the benefit of the Tribe and except as otherwise specifically provided in this Agreement.

11. Events of Default.

11.1 Events of Default by the Authority. Each of the following may, at the sole and absolute discretion of Manager, be deemed to be an “Event of Default” by the Authority:

(a) The Authority shall fail to pay when due the Management Fees or any other indebtedness or obligation to Manager that the Tribe or the Authority owes or has guaranteed, and such failure to pay continues for sixty (60) days after Manager gives the Authority and the Tribe written notice thereof.

(b) The Tribe or the Authority shall be in Material Breach of any of their obligations under this Agreement not otherwise specified in this Section 11 or any other obligation referenced in this Agreement or any agreement or instrument associated with this Agreement, and such Material Breach, if susceptible to cure, shall remain uncured for sixty (60) days or such longer period as is reasonable provided the Tribe or the Authority is diligently pursuing a cure at the end of the sixty (60) day period.

(c) Any representation, covenant or warranty that the Tribe or the Authority has made under this Agreement or any agreement or instrument associated with this Agreement which is executed by the parties shall prove to have been untrue in any material respect when made or on the date of any Management Fee payment.

(d) The Tribe or the Authority denies the validity of this Agreement or any related agreement.

(e) The Tribe or the Authority shall breach any of their obligations pursuant to the Financing Agreements or shall amend the Financing Agreements or the Development Agreement where such amendment impacts the Manager’s rights or obligations, without the prior approval of the Manager, or shall take any action or omit to take any action within its reasonable control that results in any material portion of this Agreement being unenforceable.

Upon the occurrence of any Event of Default by the Authority, and at the sole and absolute discretion of Manager, Manager may terminate this Agreement pursuant to Section 12 or suspend its obligations under this Agreement, by notice to the Tribe and the Authority from Manager, and may declare any of the Authority’s then existing or future financial obligations to Manager under this Agreement, to be immediately due and payable. In addition to the rights described in this Section 11.1, Manager may exercise any other rights and remedies available to Manager by law (including any equitable remedies) or agreement.

11.2 Events of Default by Manager. Each of the following may be deemed an “Event of Default” by Manager:

(a) Manager shall fail to make payments required by this Agreement, and such failure shall continue for sixty (60) days after the Authority gives Manager written notice thereof.

(b) Manager shall be in Material Breach of any of its obligations under this Agreement and such Material Breach, if susceptible to cure, shall remain uncured for sixty (60) days or such longer period as is reasonable provided Manager is diligently pursuing a cure at the end of the sixty (60) day period.

(c) Any representation or warranty that Manager has made under this Agreement shall prove to have been untrue in any material respect when made.

If any Event of Default by Manager occurs, the Authority may, upon written notice to Manager, exercise any rights and remedies available to the Authority by law (including any equitable remedies) or agreement.

12. Grounds for Termination.

12.1 Voluntary Termination. This Agreement may be terminated upon the mutual written consent and approval of the parties.

12.2 Termination upon Event of Default. Either Manager or the Authority may terminate this Agreement if the other party commits or allows to be committed an Event of Default under this Agreement, provided, however, that the discontinuance or correction of an Event of Default prior to notice of termination shall constitute a cure thereof. In the event of any termination of this Agreement, all outstanding and future Management Fees and all other financial obligations of the Authority to Manager, to the extent payable and not previously paid, shall be immediately due and payable and shall bear interest at the default rate of ten percent (10%) per annum and the Authority shall remain liable to Manager for the full amount of all Management Fees that would otherwise be due if this Agreement had not been terminated. The Authority shall be entitled to retain all non-refundable fees previously paid to it pursuant to this Agreement.

12.3 Actions in Addition to Termination.

12.3.1 Consequences of Manager’s Termination by the Authority. In the event of the termination of this Agreement by the Authority for an Event of Default under Section 11.2, Manager shall not, prospectively from the date of termination have the right to its Management Fee from the Enterprise, but such termination shall not affect Manager’s rights relating to recoupment and reimbursement of monies owed to Manager under this Agreement, or any other agreements entered pursuant hereto. Any Net Revenues accruing through the date of termination shall be distributed in accordance with Section 6 of this Agreement. The Manager and the Authority acknowledge and agree that termination of this Agreement may not be a sufficient or appropriate remedy for breach by the Manager, and further agree that pursuant to the other provisions of this Agreement, including, but not limited to, Section 18, the Authority shall, upon breach of this Agreement by the Manager, have the right to pursue such remedies (in addition to termination) at law or equity as it determines are best able to compensate it for such breach, including specifically actions to require payment of the Minimum Monthly Payment. The Manager specifically acknowledges and agrees that there will be irreparable harm to the Authority and that damages will be difficult to determine if the Manager commits a Material Breach, and the Manager therefore further acknowledges that an injunction and/or other equitable relief will be an appropriate remedy for any such breach. In any event, the Authority shall have the right to all payments due to the Authority accruing until the date of termination. In the event that an arbitrator, or other finder of facts of competent jurisdiction, determines that the Authority has arbitrarily, capriciously or improperly declared a breach when none in fact exists, punitive damages may be awarded against the Authority in such amount as justice may require.

12.3.2 Consequences of Termination by the Manager. In the event of termination of this Agreement by Manager (i) under Sections 4.4 or 8 or (ii) for an Event of Default under Section 11.1, Manager shall not be required to perform any further services or obligations under this Agreement and the Authority shall indemnify and hold Manager harmless against all liabilities of any nature whatsoever relating to the Enterprise; provided, that in the event of termination under (i) of this sentence, such indemnification shall be limited to liabilities resulting from acts within the control of the Authority or the Tribe or their agents or created by the termination of this Agreement. Manager and the Authority acknowledge and agree that termination of this Agreement will not be a sufficient or appropriate remedy for breach by the Authority, and further agree that pursuant to the other provisions of this Agreement, including but not necessarily limited to, Section 18, Manager shall, upon breach of this Agreement by the Authority, have the right to such remedies (in addition to termination) at law or equity as it determines are best able to compensate it for such breach, including, without limitation, specifically actions to require payment of the Management Fee pursuant to Section 6 for a term equal to the then remaining Term of this Agreement at the percentage of Net Revenues specified in Section 6. The Authority specifically acknowledges and agrees that there may be irreparable harm to Manager and that damages will be difficult to determine if the Authority commits a Material Breach, and the Authority therefore further acknowledges that an injunction and/or other equitable relief may be an appropriate remedy for any such breach. In any event, Manager shall have the right to and the Authority shall immediately pay to Manager the Management Fee accruing until the date of termination as provided in Section 6 of this Agreement, and any other amounts owed to the Manager by the Authority or the Tribe. In the event that an arbitrator, or other finder of facts of competent jurisdiction, determines that the Manager has arbitrarily, capriciously or improperly declared a breach when none in fact exists, punitive damages may be awarded against the Manager in such amount as justice may require.

12.4 Involuntary Termination Due to Changes in Legal Requirements Agreement. It is the understanding and intention of the parties that the establishment and operation of the Enterprise shall conform to and comply with all Legal Requirements. If during the Term of this Agreement, the Enterprise or any material aspect of Gaming is determined by the Congress of the United States, the Department of the Interior of the United States of America, the NIGC, or the final judgment of a court of competent jurisdiction to be unlawful under federal law or state law, the obligations of the parties hereto shall cease, and this Agreement shall be of no further force and effect; provided that:

(a) Manager shall have the rights described elsewhere in this Agreement, including, but not limited to, the right to payment of the Management Fee for the full Term as provided in Section 6 of this Agreement;

(b) Except as provided in Section 12.4(c) below, Manager, the Authority and the Tribe shall retain all money previously paid to them pursuant to Section 6 of this Agreement;

(c) Any money owed to Manager or its Affiliates shall be repaid to Manager or its Affiliates in accordance with the terms of the governing agreement including, without limitation, this Agreement;

(d) The Authority shall retain its interest in the title (and any lease) to all Enterprise assets, including all fixtures, supplies and equipment, subject to the rights of Manager pursuant to this Agreement, and subject to any requirements of the Financing Agreements; and

(e) Manager shall have the right to payment of any monies due and owing as of the date of the change in Legal Requirements; and

(f) Manager shall have the option to continue its interest in this Agreement and recommence operation of Gaming if, at some point during the Term of this Agreement, such recommencement is consistent with all Legal Requirements.

12.5 Manager’s Right to Terminate Agreement. Manager may terminate this Agreement by written notice effective upon receipt if:

(a) Any Tribal, State or Federal authority where approval is required fails to approve this Agreement or otherwise objects to the performance by Manager of any obligation imposed on it under this Agreement;

(b) Manager has been notified by any regulatory agency that the performance by it of any obligation imposed by this Agreement will jeopardize the retention of any license, or approvals granted thereunder, held by Manager or any of its Affiliates in any other jurisdiction, and the Authority refuses to allow Manager to immediately rectify any such complaint;

(c) Manager has reason to believe that the performance by it, the Authority or the Tribe of any obligation imposed under this Agreement may reasonably be expected to result in the breach of any Legal Requirement and the parties have been unable to agree upon waiver of such performance within ten (10) days written notice by Manager; or

(d) There is a change in any Legal Requirement which materially affects Manager’s rights and obligations under this Agreement.

Nothing in this Section 12.5 shall impair the rights of Manager (i) to fees, repayment or payments of all amounts otherwise due to Manager under this Agreement, including but not limited to the Management Fee, and unpaid principal and interest on all monies loaned to the Authority or the Tribe whether pursuant to this Agreement or otherwise as if this Agreement had not been terminated, and (ii) to retain all fees previously paid to Manager by the Authority.

12.6 Notice and Opportunity to Cure. The Authority will give Manager notice of any alleged violation of the Tribal Gaming Ordinance by Manager and sixty (60) days opportunity to cure before the Tribal Gaming Agency may take any action based on such alleged violation.

13. Conclusion of the Management Term. Upon the conclusion or the termination of this Agreement, Manager shall have the following rights and obligations:

13.1 Transition. Manager shall take reasonable steps for the orderly transition of management of the Enterprise to the Authority or its designee pursuant to a transition plan as described in Section 19.2 of this Agreement; such transition period shall be for a reasonable period but not less than thirty (30) days.

13.2 Undistributed Net Revenues. If the Enterprise has accrued Net Revenues which have not been distributed under Section 6 of this Agreement, Manager shall receive that Management Fee equal to the Management Fee it would have received had the distribution occurred during the Term of the Management Agreement.

14. Consents and Approvals.

14.1 Tribe. Where approval or consent or other action of the Tribe is required, such approval shall mean the written approval of the Tribal Legislature evidenced by a resolution thereof, certified by a Tribal official as having been duly adopted, or such other person or entity designated by resolution of the Tribal Legislature. Any such approval, consent or action shall not be unreasonably withheld or delayed.

14.2 Manager. Where approval or consent or other action of Manager is required, such approval shall mean the written approval of the Manager. Any such approval, consent or other action shall not be unreasonably withheld or delayed.

14.3 Authority. Where approval or consent or other action of the Authority is required, such approval shall mean the written approval of the Authority Board, evidenced by a resolution thereof, certified by a Tribal official as having been duly adopted, or such other person or entity designated by resolution of the Authority Board. Any such approval, consent or other action shall not be unreasonably withheld or delayed.

15. Manager Disclosures.

15.1 Officers of Manager. Manager warrants that on the date of this Agreement its Affiliates, Management Board members and executive officers are those listed at Exhibits D, E and F.

15.2 Warranties. Manager further warrants and represents as of the date of this Agreement that Manager is a wholly-owned instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally-recognized tribe.

15.3 Criminal and Credit Investigation. Manager agrees that all of its Management Board members and executive officers (whether or not involved in the Enterprise), shall:

(a) Consent to background investigations to be conducted to the extent required by the IGRA, the Compact and the Tribal Gaming Ordinance;

(b) Be subject to licensing requirements in accordance with all Legal Requirements and this Agreement;

(c) Consent to a background, criminal and credit investigation to be conducted by or for the NIGC, if required;

(d) Cooperate fully with such investigations; and

(e) Disclose any information requested which would facilitate the background and financial investigations.

Any materially false or deceptive disclosures or failure to cooperate fully with such investigations by an employee of Manager or an employee of the Authority shall result in the immediate dismissal of such employee. The results of any such investigation may be disclosed to federal officials and to such regulatory authorities as required by law.

15.4 Disclosure Amendments. Manager agrees that whenever there is within the meaning of 25 CFR Part 502 and Part 537, et. seq: (i) any material change in the information disclosed pursuant to this Section 15; (ii) any change in the person or entity responsible for the management contract; (iii) any change in a person who is a director of a corporation that is a party to the management contract; (iv) any change in the entity or person with a financial interest in the management contract; or (v) any other person or entity with a direct or indirect financial interest in the management contract otherwise designated by the NIGC, Manager shall notify the Tribe and the NIGC of such change not later than ten (10) business days following the change or within ten (10) business days after it becomes aware of such change. In accordance with 25 C.F.R. § 537.2, Manager shall submit to the NIGC the background information required in 25 C.F.R. § 537.1 within ten (10) business days of any such proposed change in financial interest and in sufficient time to permit the NIGC to complete its background investigation by the time the individual is to assume management responsibility for, or the management contractor is to begin managing, the gaming operation. All of the warranties and agreements contained in this Section 15 shall apply to any person or entity who would fall under any of the aforementioned changes.

15.5 Breach of Manager’s Warranties and Agreements. Material Breach of any warranty or agreement of Manager contained in this Section 15 shall be grounds for immediate termination of this Agreement; provided that (i) if a breach of the warranty contained in Section 15.2(b) is discovered, and such breach was not disclosed by any background check conducted by the FBI as part of the NIGC or other federal approval of this Agreement, or was discovered by the FBI investigation but all officers and directors of Manager sign sworn affidavits that they had no knowledge of such breach, then Manager shall have thirty (30) days after notice from the Authority to terminate the interest of the offending person or entity and, if such termination takes place, this Agreement shall remain in full force and effect; and (ii) if a breach relates to a failure to update changes in financial position or additional gaming related activities, then Manager shall have thirty (30) days after notice from the Authority to cure such default prior to termination.

16. Obligations of the Tribe Also Obligations of Authority. Each and every obligation related to any representation, warranty or covenant of the Tribe contained in this Agreement shall also be a direct and primary obligation of the Authority to the same extent as if the representation, warranty or covenant had been expressly made by the Authority.

17. No Joint Venture. The parties further agree and acknowledge that it is not their intent, and that this Agreement shall not be construed, to create a joint venture between the Authority and Manager or the Tribe and Manager; rather, Manager shall be deemed to be an independent contractor for all purposes hereunder.

18. Dispute Resolution.

18.1 Waiver of Sovereign Immunity. The Tribe, Authority and Manager each, on behalf of itself and its Affiliates, expressly and irrevocably waives its and their sovereign immunity (and any defense based thereon) from suit for the purpose of permitting or compelling arbitration as provided in this Section 18 and consents to the jurisdiction of and to be sued in the United States District Court for the Eastern District of Wisconsin, the United States Courts of Appeals, and the United States Supreme Court for the purpose of compelling arbitration or enforcing any arbitration award or judgment with respect to any dispute related to or arising out of this Agreement or any other agreement or instrument related to or referenced by this Agreement, or the Tribal Gaming Ordinance, or any rules, actions or decisions of the Tribe or the Tribal Legislature. If the United States District Court for the Eastern District of Wisconsin lacks jurisdiction, the Authority consents to be sued in the Wisconsin State Court system or any other court of competent jurisdiction. The Tribe, Authority and Manager each hereby waive any requirement of exhaustion of tribal remedies. Without in any way limiting the generality of the foregoing, the Authority expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any court, to take such action, including, without limitation, repossessing any property and equipment giving effect to any judgment entered; provided, however, that in no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Tribe other than the limited assets of the Authority specified in Section 18.3(a) below, and no decisions or actions reserved exclusively to tribal governments by the Indian Gaming Regulatory Act, or other federal law or regulation, shall be subject to arbitration. Neither the Authority nor the Manager waives any aspect of its sovereign immunity with respect to actions by third parties other than an Affiliate. Except for the limited waiver of sovereign immunity provided by Manager pursuant to this Section 18.2, nothing in this Agreement shall be construed as a waiver of sovereign immunity by the Mohegan Tribe and in no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Mohegan Tribe other than the Management Fees of Manager under this Agreement.

18.2 Arbitration. All disputes, controversies or claims arising out of or relating to this Agreement or other obligation between the parties other than those disputes related to approval of budgets and issuance of licenses by the Tribal Gaming Agency, including, but not limited to, the Tribal Gaming Ordinance, or any rules, actions or decisions of the Authority Board, the Tribal Legislature, or the Operations Board, including, but not limited to, the failure to comply with any standard of conduct required by this Agreement shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date demand for arbitration is made, and the Federal Arbitration Act. The parties agree that binding arbitration shall be the sole remedy as to all disputes arising out of this Agreement, except for disputes requiring injunctive or declaratory relief.

(a) Choice of Law. In determining any matter the Arbitrator(s) shall apply the terms of this Agreement, without adding to, modifying or changing the terms in any respect, and shall apply Wisconsin law or federal law, where applicable (excluding Tribal law).

(b) Place of Hearing. All arbitration hearings shall be held at a place designated by the arbitrator(s) in Kenosha, Wisconsin or at such other place agreed to by the parties.

(c) Confidentiality. The parties and the arbitrator(s) shall maintain strict confidentiality with respect to the arbitration.

18.2.1 No Arbitration of Governmental Action. Nothing contained in this Agreement is intended to subject to arbitration the prerogative of the Tribe or any of its instrumentalities or agencies to take any Governmental Action; provided however, that nothing herein shall impair Manager’s contractual remedies set out in this Section 18 of this Agreement with respect to any Governmental Action.

18.3 Limitation of Actions. The Tribe’s, Authority’s and Manager’s waiver of sovereign immunity from suit is specifically limited to permitting, and does permit the following actions and judicial remedies:

(a) Damages. The enforcement of an award of money and/or damages; provided that the arbitrator(s) and/or the court shall have no authority or jurisdiction to order execution against any assets or revenues of the Authority except undistributed or future Net Revenues, Furnishing and Equipment or accounts receivable of the Enterprise. In no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Authority other than the limited assets of the Authority specified in this Section 18.3. The enforcement of any award of money and/or damages against the Manager shall be limited to the Management Fees as specified in Section 18.2.

(b) Consents, Approvals and Representations. The enforcement of a determination by an arbitrator that the Authority’s or Manager’s consent or approval has been unreasonably withheld contrary to the terms of this Agreement or that the Authority or Manager has breached any representation, warranty or covenant of this Agreement.

(c) Injunctive Relief and Specific Performance. The enforcement of a determination by an arbitrator that prohibits the Tribe, Authority or Manager from taking any action that would prevent the other from performing its obligations pursuant to the terms of this Agreement, or that requires the Authority or Manager to specifically perform any obligation under this Agreement (other than an obligation to pay money except as provided for in Section 18.3(a)).

(d) Action to Compel Arbitration. An action to compel arbitration pursuant to this Section 18.

18.4 Notice and Right to Cure. The parties agree that, without limiting any right to acceleration or demand for payment set forth in this Agreement, before the dispute resolution mechanisms described in this Section 18 may be utilized, the party claiming breach or damage shall give written notice of the alleged breach or damage to the other party, and both shall make a serious effort to meet, cure any breach, and otherwise make a good faith effort to resolve any differences.

18.5 Cooperation. The Authority and Manager hereby agree to ensure that their respective representatives to the Operations Board shall cooperate reasonably and fully and shall try to reach agreement or compromise on all matters before the Operations Board. In the event that the Operations Board is unable to reach agreement or compromise on any matter that reasonably may be expected to have an adverse material effect on the Enterprise, that matter shall be submitted to binding arbitration.

18.6 Performance During Disputes. It is mutually agreed that during any kind of controversy, claim, disagreement or dispute, including a dispute as to the validity of this Agreement, Manager shall continue to possess the rights, duties, and obligations set forth in this Agreement, and the Authority and Manager shall continue their performance of the provisions of this Agreement and its exhibits. Manager and the Authority agree that the Enterprise Bank Accounts shall not be subject to attachment or any rights of deduction or set off or counterclaim by either party. Manager and the Authority shall each be entitled to injunctive relief from a civil court or other competent authority to maintain such rights, duties, and obligations in the event of a threatened eviction during any dispute, controversy, claim or disagreement arising out of this Agreement. Notwithstanding any provision in this Section 18.6 to the contrary, if the dispute involves the revocation of Manager’s license, Manager will suspend performance of its managerial duties under this Agreement; however, the Enterprise will continue to pay the Management Fee into an off-reservation third party interest-bearing escrow account until such time that the dispute is resolved.

18.7 Tribal Court. The Tribe and the Authority agree that (i) no party to this Agreement shall be required to commence or pursue any proceeding with respect to any dispute arising under this Agreement in any Tribal Court of the Tribe, (ii) such Tribal Court shall lack the discretion to refuse to compel arbitration among the parties to any such dispute, and (iii) such Tribal Court shall be obligated to honor and enforce any award by any arbitrator, without review of any nature by such Tribal Court.

19. Intent to Negotiate New Agreement.

19.1 Negotiations of New Agreement. On or before the date that is two (2) years prior to the expiration of the Term, the Authority shall give Manager notice of its intent regarding its willingness to enter into negotiations for a new management agreement to be effective upon the conclusion of this Agreement and approval by the NIGC.

19.2 Transition Plan. If the Authority and Manager are unable to agree to the terms of a new management agreement or if the Authority decides not to enter into negotiations for a new management agreement, then the Authority and Manager shall agree upon a transition plan within thirty (30) days notice from the Authority of its intention not to negotiate a new management agreement, including a computer transition plan, which plan shall be sufficient to allow the Authority to operate the Enterprise and provide for the orderly transition of the management of the Enterprise.

20. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof. All agreements, covenants, representations, and warranties, express or implied, oral or written, of the parties with respect to the subject matter hereof are contained herein. No other agreements, covenants, representations, or warranties, express or implied, oral or written have been made by any party to the other with respect to the subject matter of this Agreement. All prior and contemporaneous conversations, discussions, negotiations, possible and alleged agreements and representations, covenants and warranties with respect to the subject matter hereof, are waived, merged herein and superseded hereby. Each party affirmatively represents that no promises have been made to that party which are not contained in this Agreement, and the exhibits, and stipulates that no evidence of any promises not contained in this Agreement, and the exhibits, shall be admitted into evidence on their behalf. This Agreement shall not be supplemented, amended or modified by any course of dealing, course of performance or uses of trade and may only be amended or modified by a written instrument duly executed by officers of both parties.

21. Government Savings Clause. Each of the parties agrees to execute, deliver and, if necessary, record any and all additional instruments, certifications, amendments, modifications and other documents as may be required by the United States Department of the Interior, BIA, the NIGC, the office of the Field Solicitor, or any applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations, liens and interests of the parties hereto to the fullest extent permitted by law; provided, that any such additional instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of the Authority or Manager under this Agreement or any other agreement or document related hereto.

22. Standard of Reasonableness. Unless specifically provided otherwise, all provisions of this Agreement and all collateral agreements and actions necessary to implement or enforce any such agreement or provision shall be governed by a standard of commercial reasonableness and good faith. Obligations of any party to use best efforts will also be qualified by a standard of commercial reasonableness and good faith.

23. Execution. This Agreement may be executed in six (6) counterparts, two (2) to be retained by each party. Each of the six (6) originals is equally valid. This Agreement shall be deemed “executed” and shall be binding upon the parties when properly executed and approved by the Chairman of the NIGC.

24. Reliance on Charter; Non-Impairment of Contracts. This Agreement has been entered into by Manager in reliance on Section 10, entitled “SPECIAL PROVISIONS PROTECTING RIGHTS OF THIRD PARTIES” of the Authority’s Charter, and Manager shall be deemed to be a third-party beneficiary of such Charter. Notwithstanding any other provision of tribal law, the Tribe represents and warrants that it shall enact no law impairing the obligations of contracts entered into by the Tribe or the Authority in furtherance of the development, construction, operation, or promotion of Gaming at the Facility and shall enact no law impairing the obligations of the Tribe or the Authority under this Agreement or the rights of Manager hereunder.

25. Guaranty. So long as this Agreement remains in effect, the Tribe hereby irrevocably, absolutely and unconditionally guarantees to the Manager that (i) all representations and warranties made by the Authority or the Tribe in this Agreement are true and correct, (ii) all of the covenants and obligations of the Authority under this Agreement will be performed, and (iii) all amounts payable by the Authority to the Manager under this Agreement will be paid in full, to the extent available, on or before the date when due.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Menominee Indian Tribe of Wisconsin

By:	/s/ Joan R. Delabreau
Name:	Joan R. Delabreau
Title:	Chairperson

Menominee Kenosha Gaming Authority

By:	/s/ Joan R. Delabreau
Name:	Joan R. Delabreau
Title:	Chairperson

Mohegan Tribal Gaming Authority

By:	/s/ Mark F. Brown
Name:	Mark F. Brown
Title:	Chairman

Approved this      day of             , 2004 by the Menominee Tribal Gaming Commission.

MENOMINEE TRIBAL GAMING COMMISSION

By:
Name: Title:

NIGC APPROVAL

APPROVED this      day of             , 200  , by National Indian Gaming Commission.

NATIONAL INDIAN GAMING COMMISSION

By: